Exhibit IX

Report of the Board of Directors 2011

At the beginning of 2011, the world economy showed some signs of picking up. However, towards the end of the year the outlook deteriorated significantly. The sovereign debt crisis deepened further, adversely affecting the confidence in the financial markets. Both the real economy and financial intermediation were negatively affected. Within this globally volatile context, the Nordic-Baltic region posted a relatively healthy economic performance.

In February 2011, the decision of the Board of Governors to increase the Bank’s capital base by EUR 2 billion came into force. After the increase, the Bank’s authorised capital totals EUR 6,142 million. With the additional capital, the 35-year-old NIB is well equipped to finance projects which contribute to enhancing the competitiveness and environment of the region.

Accordingly, NIB continued to build up the lending pipeline of projects fulfilling the Bank’s mandate. Demand for loans from IFIs such as NIB was good although increased uncertainty and worsened economic outlook had a negative effect on investments. During 2011, signings of new loan agreements reached EUR 2,608 million, compared to EUR 1,763 million in 2010. A similar upward trend was seen in loan disbursements. Of all loans NIB agreed to during this period, approximately 90% went to projects of high mandate fulfilment, mainly within the sectors of energy, environment and transport.

Turbulence in the financial markets, especially in the latter part of 2011, had only little impact on NIB’s funding programme. Investors were seeking stability and NIB raised almost EUR 3 billion at favourable costs.

The Bank’s profit for the period amounted to EUR 194 million (2010: EUR 211 million).

Strategic focus

During the financial crisis, NIB has focused on financing projects within its mandate. This was also emphasised in the context of the decision to increase the Bank’s capital, which entered into force in February 2011, after all member countries had completed their national procedures. Against the background of constrained public finances, NIB was actively encouraged to provide its financing and to complement other financing sources to support the competitiveness and environment in the Baltic Sea region.

Within the field of environment and energy, the Board took some additional steps. NIB’s Climate Change, Energy Efficiency and Renewable Energy (CLEERE) lending facility was further extended to EUR 3 billion in June 2011. The Bank launched the facility in early 2008 and had by the end of 2011 nearly committed the whole amount to projects aimed at promoting renewable energy, energy efficiency and other measures of abating and adapting to climate change. It is estimated that NIB’s share of projects agreed with customers in 2011 will reduce CO2 emissions by 933,700 tonnes per year.

In response to the effects of the financial crisis in its member countries, the Board of Directors also decided in December 2011 to step up its lending activities in 2012. A new lending facility, the NIB Refinancing Facility (NRF), of EUR 500 million, was created for this purpose. Loans, which are aimed at member country borrowers, would be granted within the mandate and risk framework of the Bank. Loans under the facility will be made on normal terms but the maturities can be shorter, starting from three years and up. Loans would be targeted at counterparties which have refinancing needs for projects that comply with NIB’s mandate.

The progress continued to be slower in the field of financing Baltic Sea projects. Less than half of the Baltic Sea Environment (BASE) lending facility of EUR 500 million was committed by the end of 2011. The BSAP fund managed by NIB and the Nordic Environment Finance Corporation (NEFCO) helped several new projects to be identified.

The environmental approach was complemented by a new product on the funding side, NIB Environmental Bond, which was launched in October. Through this new product, investors have the possibility to support NIB’s environmental lending. Projects funded through these bonds aim at either reducing emissions to the air by promoting energy efficiency, renewable energy, public transport solutions, recycling or reducing discharges to water by improving wastewater treatment and cutting down pollutant runoff from agriculture. The net proceeds of the issue are held in a separate portfolio pending disbursement to eligible projects. The first project earmarked for these funds was an offshore wind park in Denmark.

A business strategy for transport, logistics and communications was established. The new approach will help identify opportunities to finance qualified projects. In identifying eligible projects, NIB aims to support regional cooperation under the umbrella of the recently established Northern Dimension Partnership on Transport and Logistics (NDPTL) as well as the EU Strategy for the Baltic Sea region, including the development of trans-European transport.

As an important institutional step, a secretariat for the partnership was set up within NIB in Helsinki and its activities started in February 2011. The Secretariat has a staff of a director and two assistants. The Secretariat provides administrative and technical support to the Steering Committee and High Level Meetings in their task of monitoring the implementation of the partnership.

The revised Host Country Agreement (HCA) entered into force in January 2011.

Jesper Olesen acted as Chairman of the Board.

In January 2012, the Board of Directors of the Nordic Investment Bank appointed Henrik Normann (Denmark) as President and Chief Executive Officer of the Bank. Mr Normann will take up his appointment on 1 April 2012. He will succeed Mr Johnny Åkerholm (Finland), who has been President and CEO of NIB since April 2005.

Key figures

(in EUR million)	2011	2010	2009
Net interest income	228	234	219
Profit/loss on financial operations	8	39	178
Loan impairments	12	38	43
Profit/loss	194	211	324
Equity	2,456	2,262	2,050
Total assets	23,802	24,898	22,423
Solvency ratio (equity/total assets %)	10.3%	9.1%	9.1%

Activities

In 2011, NIB continued to build its lending pipeline, resulting in an increase of new loan agreements. All in all, the Bank signed 47 loan agreements during 2011 for a total of EUR 2,608 million, a clear jump compared to EUR 1,763 million during the same period the previous year. The disbursement of loans rose to EUR 1,946 million, compared to EUR 1,274 million during the same period in 2010. The outcome was broadly in line with the business plan for 2011 with new loan agreements slightly exceeding the target and disbursement somewhat below the target.

Of all loan agreements, 87% went to projects of high mandate fulfilment in terms of competitiveness and environment. As in previous years, the sectors of power generation and supply, renewable energy and development of modern transport infrastructure dominated NIB’s lending. In addition, it is expected that a large portion of the still unallocated loans to financial intermediaries will eventually be allocated to high mandate projects.

NIB defines loans to projects with significant direct or indirect positive environmental impacts as environmental loans. In net terms, environment-related lending accounted for 31% of agreed loans in 2011. Key areas of operation were renewable energy (including wind energy and hydro power), combined heat and power plants, waste to energy, energy efficiency and wastewater treatment.

Energy investments accounted for 26% of the loans agreed during the year. The energy sector’s main focus is on energy efficiency, energy networks and sustainable and sufficient generation capacity. In 2011, NIB financed substantial projects in electricity transmission and distribution networks. An important milestone was the signing of a loan for construction of a 170-kilometre electricity interconnection between Estonia and Finland.

Within transport, logistics and communication, NIB targets road constructions, railways, airports, broadband and mobile phone networks. All these areas featured in new loan agreements which were 30% of the total new lending. Effective transport, logistics and communications are essential for ensuring competitiveness. Many projects also have significant environmental benefits.

In the innovation sector, NIB was active in financing research and development activities. One example in this category was the financing of the largest academic library in Finland.

NIB was also actively seeking high mandate compliance in other sectors such as manufacturing, mining or services. In addition, NIB makes loans available to financial intermediaries which in turn finance smaller projects in the SME sector.

In total, 82% of the lending was targeted inside the membership area.

NIB continued to closely monitor the Bank’s loan portfolio in order to identify and mitigate possible problems among existing borrowers.

Stable results, a strong balance sheet and high confidence in the owner countries supported NIB’s standing in the financial market in 2011. In the volatile environment, investors continued to support NIB’s funding programme, seeking a safe harbour in the Nordic countries. As a result, the Bank maintained its favourable funding costs throughout 2011. NIB borrowed a total of EUR 2.9 billion in 11 different currencies through 43 transactions which was broadly in line with the plan.The average maturity was 5.3 years. The long average maturity was achieved by issuing 15–20 year transactions in NOK and SEK and a NZD 10-year transaction. The funding cost was very favourable, and after financial swaps one of the lowest in the Bank’s history.

It is the Bank’s target to ensure a sufficient level of liquidity to be able to continue disbursing new loans and fulfil all payment obligations for one year forward, without necessitating additional funding. This target was reached in 2011.

Lending

(In EUR million unless otherwise specified)	2011	2010	2009
Energy	691	383	253
Environment	810	498	415
Transport, logistics and communication	770	216	327
Innovation	33	102	139
Financial intermediaries	211	308	144
Others	93	257	140
Loans agreed, total	2,608	1,763	1,417
Member countries	2,130	1,284	1,201
Non-member countries	478	479	216
Number of loan agreements, total	47	39	40
Member countries	37	28	33
Non-member countries	10	11	7
Loans outstanding and guarantees	14,157	13,780	13,775
Member countries	11,268	11,019	10,901
Non-member countries	2,889	2,761	2,874
Repayments and prepayments	1,835	1,807	1,343

The statistics based on agreed loans includes loan programs which will be allocated to focus sectors only after the amounts have been disbursed.

Financial activities

(In EUR million)	2011	2010	2009
New debt issues	2,887	4,120	4,137
Debts evidenced by certificates at year-end	18,433	19,944	17,998
Number of borrowing transactions	43	65	71
Number of borrowing currencies	11	11	10

Financial results

NIB’s net interest income amounted to EUR 228 million, which is broadly in line with the outcome of EUR 234 million in 2010.

The profit for the period amounted to EUR 194 million (2010: 211 million), of which net profit on financial operations accounted for EUR 8 million (2010: 39 million).

The administrative expenses for the period amounted to EUR 33 million. Loan impairment charges (net impairment charges) made during the period amounted to EUR 12 million (2010: 38 million).

The Bank’s statement of financial position total at the end of the period was EUR 24 billion (EUR 25 billion 2010). Loans outstanding increased to slightly more than EUR 14 billion.

Risk management

Overall, the quality of the Bank’s portfolios remained high in 2011, despite the continued weakness of the economic environment and the problems encountered by some counterparties. The share of the weakest risk classes remained stable during the year. The quality of loans in member countries remained sound. The quality of the loan portfolio in non-member countries was also largely unchanged in 2011. The credit quality of the treasury portfolio improved during the year. As regards both the geographical and sectoral distribution, as well as the degree of concentration in terms of exposure to individual counterparties, the portfolio distribution is fairly unchanged compared to the previous years. At year-end 2011, the member countries accounted for 76% of the lending exposure and 39% of the treasury exposure.

The Bank continued to emphasise follow-up measures on its customers and counterparties during 2011.

Outlook

NIB assumes that the supply of long-term financing will remain constrained due to increased uncertainty in the financial markets. Investment activity will be weak but NIB’s customers will face significant refinancing needs. NIB will look at possibilities to support borrowers in the Nordic–Baltic area within its mandate and risk framework. This activity will be facilitated by continued good access to funding.

Proposal by the Board of Directors to the Board of Governors

The Board of Directors’ proposal with regard to the financial results for the year 2011 takes into account the need to keep the Bank’s ratio of equity to total assets at a secure level, which is a prerequisite for maintaining the Bank’s high creditworthiness.

In accordance with section 11 of the Statutes of the Bank, the profit for 2011 of EUR 194,036,624.80 is to be allocated as follows:

- EUR 194,036,624.80 is transferred to the General Credit Risk Fund as a part of equity;

- no transfer is made to the Special Credit Risk Fund for Project Investment Loans;

- no transfer is made to the Statutory Reserve. The Statutory Reserve amounts to EUR 683,685,337.72 or 11.1% of the Bank’s authorised capital stock as of 31 December 2011; and

- no dividends be made available to the Bank’s member countries.

Read more in the statement of comprehensive income, statement of financial position, changes in equity and cash flow statement, as well as in the notes to the financial statements.

Helsinki, 1 March 2012

Jesper Olesen

Rolandas Kriščiūnas

Madis Üürike

Kristina Sarjo

Þorsteinn Þorsteinsson

Kaspars Āboliņš

Heidi Heggenes

Erik Åsbrink

Johnny Åkerholm

President and CEO

Statement of comprehensive income 1 January–31 December

EUR 1,000	Note	2011	2010
Interest income		499,642	429,649
Interest expense		–271,189	–195,999
Net interest income	(1),(2),(22)	228,452	233,650

Commission income and fees received	(3)	10,310	12,070
Commission expense and fees paid		–2,203	–2,423
Net profit/loss on financial operations	(4)	7,575	39,317
Foreign exchange gains and losses		–653	2,822
Operating income		243,483	285,436

Expenses
General administrative expenses	(5),(22)	32,955	31,381
Depreciation	(9),(10)	4,048	4,735
Impairment of loans	(6),(8)	12,442	38,489

Total expenses		49,446	74,604

PROFIT/LOSS FOR THE YEAR		194,037	210,832

Value adjustments on the available-for-sale portfolio		—	514

Total comprehensive income		194,037	211,346

The Nordic Investment Bank’s accounts are kept in euro.

Statement of financial position at 31 December

EUR 1,000	Note	2011	2010
ASSETS	(1),(18),(19),(20),(21)
Cash and cash equivalents	(17),(23)	2,414,954	2,725,570

Financial placements	(17)
Placements with credit institutions		3,517	130,262
Debt securities	(7)	4,343,767	5,074,778
Other		25,508	26,238
		4,372,792	5,231,278

Loans outstanding	(8),(17)	14,152,905	13,771,286
Intangible assets	(9)	4,560	5,158
Tangible assets, property and equipment	(9)	30,806	31,888

Other assets	(11),(17)
Derivatives		2,420,570	2,717,942
Other assets	(22)	38,625	37,357
		2,459,195	2,755,299

Payments to the Bank’s reserves, receivable		2,640	5,280
Accrued interest and fees receivable		363,687	372,071

TOTAL ASSETS		23,801,539	24,897,830

LIABILITIES AND EQUITY	(1),(18),(19),(20),(21)
Liabilities
Amounts owed to credit institutions	(17),(22)
Short-term amounts owed to credit institutions	(16),(23)	1,495,517	1,131,200
Long-term amounts owed to credit institutions		101,666	144,130
		1,597,183	1,275,330

Debts evidenced by certificates	(12),(17)
Debt securities issued		18,359,521	19,709,566
Other debt		73,200	234,476
		18,432,721	19,944,042
Other liabilities	(13),(17)
Derivatives		1,025,842	1,116,684
Other liabilities		9,942	5,816
		1,035,785	1,122,500

Accrued interest and fees payable		279,378	294,303

Total liabilities		21,345,067	22,636,174

EUR 1,000		Note	2011	2010
Equity
Authorised and subscribed capital	6,141,903
of which callable capital	–5,723,302
Paid-in capital	418,602	(14)	418,602	418,602
Reserve funds		(15)
Statutory Reserve			683,685	683,046
General Credit Risk Fund			761,589	550,757
Special Credit Risk Fund PIL			395,919	395,919
Payments to the Bank’s reserves, receivable			2,640	5,280
Other value adjustments			—	–2,780
Profit/loss for the year			194,037	210,832

Total equity			2,456,472	2,261,656

TOTAL LIABILITIES AND EQUITY			23,801,539	24,897,830

Collateral and commitments		(16)

The Nordic Investment Bank’s accounts are kept in euro.

Changes in equity

EUR 1,000	Paid-in capital	Statutory Reserve*	General Credit Risk Fund	Special Credit Risk Fund PIL	Payments to the Bank’s Statutory Reserve and credit risk funds	Appropriation to dividend payment	Other value adjustments*	Profit/Loss for the year	Total
EQUITY AT 31 DECEMBER 2009	418,602	670,568	340,857	281,919	17,758	0	–3,294	323,900	2,050,310
Appropriations between reserve funds			209,900	114,000				–323,900	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		12,478			–12,478				0
Comprehensive income for the year							514	210,832	211,346
EQUITY AT 31 DECEMBER 2010	418,602	683,046	550,756	395,919	5,280	0	–2,780	210,832	2,261,656
Appropriations between reserve funds *		–2,000	210,832				2,000	-210,832	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		2,640			–2,640				0
Comprehensive income for the year *							779	194,037	194,816
EQUITY AT 31 DECEMBER 2011	418,602	683,685	761,589	395,919	2,640	0	0	194,037	2,456,472

Proposed appropriation of the year’s profit/loss	2011	2010
Appropriation to Statutory Reserve	—	—
Appropriations to credit risk reserve funds
General Credit Risk Fund	194,037	210,832
Special Credit Risk Fund PIL	—	—
Appropriation to dividend payment	—	—
Profit/loss for the year	194,037	210,832

* Other value adjustments have been moved from the available for sale portfolio to the statutory reserve on 1/5/2011 when IFRS 9 was implemented regarding the classification of financial assets.

The Nordic Investment Bank’s accounts are kept in euro.

Cash flow statement 1 January–31 December

EUR 1,000	Note	Jan–Dec 2011	Jan–Dec 2010
Cash flows from operating activities
Profit/loss from operating activities		194,037	210,832

Adjustments:
Unrealised gains/losses of financial assets held at fair value		–11,223	–26,871
Impairment of bonds held at amortised cost		11,819	—
Depreciation and write-down in value of tangible and intangible assets		4,048	4,735
Change in accrued interest and fees (assets)		8,427	212
Change in accrued interest and fees (liabilities)		–14,925	3,759
Impairment of loans		12,442	38,489
Adjustment to hedge accounting		1,574	–5,029
Other adjustments to the year’s profit		–37	–39

Adjustments, total		12,126	15,257

Lending
Disbursements of loans		–1,946,500	–1,274,234
Repayments of loans		1,835,279	1,806,725
Capitalisations, redenominations, index adjustments, etc.		–846	–237
Transfer of loans to claims in other assets		7,972	—
Exchange rate adjustments		–100,179	–533,249

Lending, total		–204,274	–996

Cash flows from operating activities, total		1,889	225,093

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities		–2,082,224	–3,253,162
Sold and matured debt securities		2,830,234	3,898,729
Placements with credit institutions		126,745	–45,227
Other financial placements		–751	–5,355
Exchange rate adjustments, etc.		–2,575	–46,940

Placements and debt securities, total		871,430	548,045

Other items
Acquisition of intangible assets		–1,655	–1,197
Acquisition of tangible assets		–712	–424
Change in other assets		–4,979	1,774

Other items, total		–7,346	154

Cash flows from investing activities, total		864,084	548,199

EUR 1,000	Note	Jan–Dec 2011	Jan–Dec 2010

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt		2,886,621	4,120,271
Redemptions		–4,632,648	–4,444,943
Exchange rate adjustments		416,864	1,785,787

Debts evidenced by certificates, total		–1,329,163	1,461,116

Other items
Long-term placements from credit institutions		–42,464	–56,922
Change in swap receivables		33,463	–764,456
Change in swap payables		–209,510	–350,647
Change in other liabilities		4,127	–1,931
Paid-in capital and reserves		2,640	12,478

Other items, total		–211,744	–1,161,479

Cash flows from financing activities, total		–1,540,907	299,636

CHANGE IN NET LIQUIDITY	(23)	–674,934	1,072,929

Opening balance for net liquidity		1,594,370	521,442
Closing balance for net liquidity		919,437	1,594,370

Additional information to the statement of cash flows
Interest income received		508,025	429,867
Interest expense paid		–286,114	–192,240

The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.

The Nordic Investment Bank’s accounts are kept in euro.

Notes to the financial statements

ACCOUNTING POLICIES

General operating principles

The operations of the Nordic Investment Bank (hereinafter called the Bank or NIB) are governed by an agreement among the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (hereinafter called the member countries), and the Statutes adopted in conjunction with that agreement. NIB is an international financial institution that operates in accordance with sound banking principles. NIB finances private and public projects which have high priority with the member countries and the borrowers. NIB finances projects both in and outside the member countries, and offers its clients long-term loans and guarantees on competitive market terms.

NIB acquires the funds to finance its lending by borrowing on international capital markets.

The authorised capital stock of the Bank is subscribed by the member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon a proposal of the Board of Directors of the Bank.

In the member countries, the Bank is exempt from payment restrictions and credit policy measures, and has the legal status of an international legal person, with full legal capacity. The Agreement concerning NIB contains provisions regarding immunity and privileges accorded to the Bank, e.g. the exemption of the Bank’s assets and income from taxation.

The headquarters of the Bank are located at Fabianinkatu 34 in Helsinki, Finland.

Significant accounting policies

Basis for preparing the financial statements

The Bank’s financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB). The Bank’s accounts are kept in euro. With the exceptions noted below, they are based on historical cost.

New and amended standard adopted by the Bank from 1 May 2011

IFRS 9, Financial Instruments: Classification and Measurement, was issued in November 2009 with mandatory application from annual periods beginning on or after 1 January 2015 with early adoption permitted. The Bank decided to adopt IFRS 9 from 1 May 2011, because the new accounting standard better reflects the Bank’s business model. Early adopters with an initial application date before 1 January 2012 need not restate comparative information for prior periods.

IFRS 9 replaces the parts of IAS 39 that relate to the classification and measurement of financial assets (Phase 1). The Board’s work on the other phases is ongoing and includes impairment of financial instruments and hedge accounting, with a view to replacing IAS 39 Financial Instruments in its entirety. Phase 1 of IFRS 9 applies to all financial instruments within the scope of IAS 39.

Financial assets

IFRS 9 requires financial assets to be classified, at the point of initial recognition, into two measurement categories: those measured at fair value and those measured at amortised cost. The classification depends on both the Bank’s business model for managing the assets and their contractual cash flow characteristics.

Impact

IFRS 9 had no significant impact on the classification and measurement of financial assets.

Financial assets categorised as available for sale, a portfolio of EUR 29 million, was reclassified as part of the fair value portfolio.

Held for trading assets were retained as financial assets at fair value.

All financial placements classified as held-to-maturity financial investments were retained in the amortised cost category.

Loans met the requirements for amortised cost and were classified as such.

Significant accounting judgements and estimates

As part of the process of preparing the financial statements in conformity with IFRS, the Bank’s management is required to make certain judgements,estimates and assumptions that have an effect on the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be substantial.

The Bank uses various valuation models and techniques to estimate fair values of assets and liabilities. There are significant uncertainties related to these estimates in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending. The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for the fair value estimates, both with regard to modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.

Judgements and estimates are also associated with impairment testing of loans and claims.

Recognition and derecognition of financial instruments

Financial instruments are recognised in the statement of financial position on a settlement date basis.

A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire.

A financial liability is removed from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expires.

Foreign currency translation

Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing each day.

Realised and unrealised exchange rate gains and losses are recognised in the statement of comprehensive income.

The Bank uses the official exchange rates published for the euro by the European Central Bank. See Note 24.

Basis for measurement

The financial statements have been prepared on the historical cost basis except for the following material items in the statement of financial position.

From 1 May 2011, the Bank classifies its financial assets in the following categories: those measured at amortised cost, and those measured at fair value. This classification depends on both the contractual characteristics of the assets and the business model adopted for their management.

Financial assets at amortised cost

An investment is classified at “amortised cost” only if both of the following criteria are met: the objective of the Bank’s business model is to hold the assets in order to collect the contractual cash flows and the contractual terms of the financial assets must give rise on specified dates to cash flows that are only payments of principal and interest on the principal amount outstanding.

Financial assets at fair value

If either of the two criteria above is not met, the asset cannot be classified in the amortised cost category and must be classified at fair value.

Recognised financial assets and financial liabilities designated as hedged items in qualifying fair value hedge relationships are adjusted for changes in fair value attributable to the risk being hedged.

Cash and cash equivalents, net liquidity

Cash and cash equivalents comprise monetary assets and placements with original maturities of six months or less, calculated from the date the acquisition and placements were made.

Net liquidity in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of six months or less calculated from the time the transaction was entered into.

Financial placements

Items recognised as financial placements in the statement of financial position include placements with credit institutions and in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on the settlement date. Their subsequent accounting treatment depends on both the Bank’s business model for managing the placements and their contractual cash flow characteristics.

Lending

The Bank may grant loans and provide guarantees under its Ordinary Lending or under special lending facilities. The special lending facilities, which carry member country guarantees, consist of Project Investment Loans (PIL) and Environmental Investment Loans (MIL).

Ordinary Lending includes loans and guarantees within and outside the member countries. The Bank’s Ordinary Lending ceiling corresponds to 250% of its authorised capital and accumulated general reserves and amounts to EUR 19,460 million following the allocations of the year’s profit in accordance with the Board of Directors’ proposal.

Project Investment Loans are granted for financing creditworthy projects in the emerging markets of Africa, Asia, Europe and Eurasia, Latin America and the Middle East. The Bank’s Statutes permit loans to be granted and guarantees to be issued under the PIL facility up to an amount corresponding to EUR 4,000 million. The member countries guarantee the PIL loans up to a total amount of EUR 1,800 million. The Bank, however, will assume 100% of any losses incurred under an individual PIL loan, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only thereafter would the Bank be able to call the member countries’ guarantees according to the following principle: the member countries guarantee 90% of each loan under the PIL facility up to a total amount of EUR 1,800 million. Payment under the member countries’ guarantees would take place at the request of the Board of Directors, as provided for under an agreement between the Bank and each individual member country.

The Bank is authorised to grant special Environmental Investment Loans up to the amount of EUR 300 million, for the financing of environmental projects in the areas adjacent to the member countries. The Bank’s member countries guarantee 100% of the MIL facility.

The Bank’s lending transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at historical cost, which corresponds to the fair value of the transferred funds including transaction costs. Loans outstanding are carried at amortised cost. If the loans are hedged against changes in fair value by using derivative instruments, they are recognised in the statement of financial position at fair value, with value changes recognised in the statement of comprehensive income. Changes in fair value are mainly caused by changes in market interest rates.

Impairment of loans and receivables

The Bank reviews its problem loans and receivables at each reporting date to assess whether an allowance for impairment should be recorded in the statement of comprehensive income. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.

Receivables are carried at their estimated recoverable amount. Where the collectability of identified loans is in doubt, specific impairment losses are recognised in the statement of comprehensive income. Impairment is defined as the difference between the carrying value of the asset and the net present value of expected future cash flows, determined using the instrument’s original effective interest rate where applicable.

In addition to specific allowances against individual loans, the Bank assesses the need to make a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments from the time they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparty risk, value of collaterals or securities received, and sectoral outlook, as well as identified structural weaknesses or deterioration in cash flows.

On the liabilities side, impairment is recognised in respect of the guarantees NIB has issued. The impairment is recognised when it is both probable that the guarantee will need to be settled and the settlement amount can be reliably estimated.

In the event that payments in respect of an ordinary loan are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing and consequently the need for impairment is assessed and recognised.

In the event that payments in respect of a PIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing.

Whenever payments in respect of a PIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing. Impairment losses are then recognised in respect of the part of the outstanding loan principal, interest, and fees that correspond to the Bank’s own risk for this loan facility at any given point in time.

Intangible assets

Intangible assets mainly consist of investments in software, software licences and ongoing investments in new ICT systems. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is estimated to be between three and five years. The amortisations are made on a straight-line basis.

Tangible assets

Tangible assets in the statement of financial position include land, buildings, office equipment, and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. No depreciations are made for land. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually three to five years. The depreciations are calculated on a straight-line basis.

Write-downs and impairment of intangible and tangible assets

The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.

Borrowing

The Bank’s borrowing transactions are recognised in the statement of financial position at the time the funds are transferred to the Bank. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of virtually all its borrowing transactions. In these instances, the borrowing transaction is subsequently recognised in the statement of financial position at fair value, with any changes in value recognised in the statement of comprehensive income.

Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements are recognised in the statement of financial position as “Repurchase agreements”.

Derivative instruments and hedge accounting

The Bank’s derivative instruments are initially recognised on a trade-date basis at fair value in the statement of financial position as “Other assets” or “Other liabilities”.

During the time the Bank holds a derivative instrument, any changes in the fair value of such an instrument are recognised in the statement of comprehensive income, or directly in “Equity” as part of the item “Other value adjustments”, depending on the purpose for which the instruments were acquired. The value changes of derivative instruments that were not acquired for hedging purposes are recognised in the statement of comprehensive income. The accounting treatment for derivative instruments that were acquired for hedging purposes depends on whether the hedging operation was in respect of cash flow or fair value.

At the time the IAS 39 standard concerning hedge accounting was adopted, the Bank had a portfolio of floating rate assets, which had been converted to fixed rates using derivative contracts (swaps). This portfolio was designated as a cash flow hedge, but this specific type of hedging is no longer used for new transactions. In general, the Bank does not have an ongoing programme for entering into cash flow hedging, although it may choose to do so at any given point in time.

When hedging future cash flows, the change in fair value of the effective portion of the hedging instrument is recognised directly in “Equity” as part of the item “Other value adjustments” until the maturity of the instrument. At maturity, the amount accumulated in “Equity” is included in the statement of comprehensive income in the same period or periods during which the hedged item affects the statement of comprehensive income.

In order to protect NIB from market risks that arise as an inherent part of its borrowing and lending activities, the Bank enters into swap transactions. The net effect of the swap hedging is to convert the borrowing and lending transactions to floating rates. This hedging activity is an integral part of the Bank’s business process and is a fair value hedge.

When hedging the fair value of a financial asset or liability, the derivative instrument’s change in fair value is recognised in the statement of comprehensive income together with the hedged item’s change in fair value in “Net profit on financial operations”.

Sometimes a derivative may be a component of a hybrid financial instrument that includes both the derivative and a host contract. Such embedded derivative instruments are part of a structured financing transaction that is hedged against changes in fair value by means of matching swap contracts. In such cases, both the hedged borrowing transaction and the hedging derivative instrument are recognised at fair value with changes in fair value in the statement of comprehensive income.

The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is a high (negative) correlation between the hedging instrument on the one hand and the value change of the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is assessed continuously.

Determination of fair value

The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price at balance sheet date. Many of NIB’s financial instruments are not traded in a liquid market, like the Bank’s borrowing transactions with embedded derivative instruments. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data and in some cases, in particular where options are involved, even on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to large variations and may not be realisable in the market. Under different market assumptions the values could also differ substantially.

The Bank measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements:

Level 1: Quoted market prices (unadjusted) in an active market for identical instruments.

Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques where all significant inputs are directly or indirectly observable from market data.

Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments.

See Note 17 for further details.

Equity

As of 31 December 2011, the Bank’s authorised and subscribed capital is EUR 6,141.9 million, of which the paid-in portion is EUR 418.6 million. Payment of the subscribed, non-paid-in portion of the authorised capital, that is, the callable capital, will take place at the request of the Bank’s Board of Directors to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations.

In June 2010, the Board of Governors decided to increase the Bank’s authorised capital by EUR 2 billion to EUR 6,141.9 million. The capital increase came into force on 16 February 2011 after all member countries had confirmed the increase.

The increase was allocated to the callable portion of the authorised capital stock.

The Bank’s reserves have been built up by means of appropriations from the profits of previous accounting periods, and consist of the Statutory Reserve, as well as the General Credit Risk Fund and the Special Credit Risk Fund for PIL.

The Bank’s profits, after allocation to appropriate credit risk funds, are transferred to the Statutory Reserve until it amounts to 10% of NIB’s subscribed authorised capital. Thereafter, the Board of Governors, upon a proposal by the Bank’s Board of Directors, shall decide upon the allocation of the profits between the reserve fund and dividends on the subscribed capital.

The General Credit Risk Fund is designed to cover unidentified exceptional risks in the Bank’s operations. Allocations to the Special Credit Risk Fund for PIL are made primarily to cover the Bank’s own risk in respect of credit losses on PIL loans.

Interest

The Bank’s net interest income includes accrued interest on loans, debt securities, placements and accruals of the premium or discount value of financial instruments. Net interest income also includes interest expenses on debts, swap fees and borrowing costs.

Fees and commissions

Fees collected when disbursing loans are recognised as income at the time of the disbursement, which means that fees and commissions are recognised as income at the same time as the costs are incurred. Commitment fees are charged on loans that are agreed but not yet disbursed, and are accrued in the statement of comprehensive income over the commitment period.

Annually recurrent costs arising as a result of the Bank’s borrowing, investment and payment transactions are recognised under the item “Commission expense and fees paid”.

Financial transactions

The Bank recognises in “Net profit on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are included.

Administrative expenses

The Bank provides services to its related parties, the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO). Payments received by the Bank for providing services at cost to these organisations are recognised as a reduction in the Bank’s administrative expenses. NIB receives a host country reimbursement from the Finnish Government equal to the tax withheld from the salaries of NIB’s employees. This payment reduces the Bank’s administrative expenses, as shown in Note 5.

Leasing agreements

Leasing agreements are classified as operating leases if the rewards and risks incident to ownership of the leased asset, in all major respects, lie with the lessor. Lease payments under operating leases are recognised on a straight-line basis over the lease term. The Bank’s rental agreements are classified as operating leases.

Employee pensions and insurance

The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid to the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Government determines the basis for the contributions, and the Finnish State Treasury establishes the actual percentage of the contributions. See Note 5.

NIB has also provided its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. The Bank’s pension liability is completely covered.

In addition to the applicable local social security systems, NIB has taken out, for example, comprehensive accident, life and medical insurance policies for its employees in the form of group insurance.

Segment information

Segment information and currency distribution in the notes are presented in nominal amounts. The adjustment to hedge accounting is presented as a separate item (except for Note 1, the primary reporting segment).

Reclassifications

Following the amendment to IAS 39 issued in October 2008, permitting the reclassification of financial assets in certain restricted circumstances, the Bank decided to reclassify EUR 715 million of its trading portfolio assets into the held-to-maturity portfolio. This amendment has been applied retrospectively to commence on 1 September 2008. The reclassification has resulted in the cessation of fair value accounting for those assets previously designated as held for trading. The fair values of the assets at the date of reclassification became their new amortised cost and those assets will subsequently be accounted for on that measurement basis. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. See Note 7.

Some other minor reclassifications have been made. The comparative figures have been adjusted accordingly.

INTERNATIONAL FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS

Standards, amendments and interpretations effective in 2011

Changes in standards revised by the IASB, effective for accounting periods on or after 1 January 2011, did not have a significant impact on the Bank’s financial statements.

Standards, amendments to published standards and interpretations that are not yet effective and have not been adopted early by the Bank

New pronouncements applicable to December 2012 year-ends

IFRS 7 Financial Instruments: Disclosures (Amendment)

New and amended pronouncements effective subsequent to December 2012 year-ends

IFRS 13 Fair Value Measurement

IAS 19 Employee Benefits (Revised)

These pronouncements do not have a significant impact on the Bank’s financial statements.

FINANCIAL GUIDELINES AND RISK MANAGEMENT

NIB assumes a conservative approach to risk-taking. The Bank’s constituent documents require that loans be made in accordance with sound banking principles, that adequate security be obtained for the loans and that the Bank protect itself against the risk of exchange rate losses. The main risks—credit risk, market risk, liquidity risk and operational risk— are managed carefully with risk management closely integrated into the Bank’s business processes. As an international financial institution, NIB is not subject to any national or international banking regulations. However, the Bank’s risk management procedures are reviewed and refined on an ongoing basis in order to comply in substance with what the Bank identifies as the relevant market standards, recommendations and best practices. The Bank has chosen the Advanced Internal Ratings Based Approach as a benchmark, although the Bank is not subject to regulations based on the Basel Capital Accords.

Key risk responsibilities

The Board of Directors defines the overall risk profile of the Bank and the general framework for risk management by approving its financial policies and guidelines, including maximum limits for exposure to various types of risk. Credit approval is primarily the responsibility of the Board of Directors with some delegation of approval to the President for execution in the Credit Committee. The President is responsible for managing the risk profile of the Bank as a whole within the framework set by the Board of Directors, and for ensuring that the Bank’s aggregate risk is consistent with its financial resources. The Management Committee, Credit Committee and Finance Committee assist the President in carrying out risk management duties. The Management Committee has the overall responsibility for risk management. The risk management duties of the Credit Committee are focused on credit risk in the Bank’s lending operations. The Finance Committee deals with market risk and liquidity risk, as well as credit risk related to the Bank’s treasury operations.

The business functions, Lending and Treasury, are responsible for the day-to-day management of all risks assumed through their operations and for ensuring that an adequate return for the risks taken is achieved. Risk Management, Credit and Analysis, Compliance and Internal Audit are independent of the departments carrying out the Bank’s business activities. Risk Management has the overall responsibility for identifying, measuring, monitoring and reporting all types of risk inherent in the Bank’s operations. Credit and Analysis is responsible for assessing and monitoring credit risk in the Bank’s lending operations and it oversees that credit proposals are in compliance with established limits and policies. Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Compliance function assists the Bank in identifying, assessing, monitoring and reporting on compliance risk in matters relating to the institution, its operations and to personal conduct.

Credit risk

Credit risk is NIB’s main financial risk. Credit risk is the risk that the Bank’s borrowers and other counterparties fail to fulfil their contractual obligations and that any collateral provided does not cover the Bank’s claims. Following from NIB’s mandate and financial structure, most of the credit risk arises in the lending operations. The Bank’s credit policy forms the basis for all its lending operations. The credit policy aims at maintaining the Bank’s high quality loan portfolio and ensuring proper risk diversification as well as the enhancement of the Bank’s mission and strategy. The credit policy sets the basic criteria for acceptable risks and identifies risk areas that require special attention.

The Bank is also exposed to credit risk in its treasury activities, where credit risk derives from the financial assets and derivative instruments that the Bank uses for investing its liquidity and managing currency and interest rate risks as well as other market risks related to structured funding transactions.

Credit risk management

The Bank’s credit risk management is based on an internal credit risk rating system, a limit system based on the credit risk ratings and on a model for the calculation of economic capital for the management of portfolio-level credit risk. A primary element of the credit approval process is a detailed risk assessment, which also involves a risk-versus-return analysis. The risk assessment concludes with a classification of the risk of the counterparty and the transaction, expressed in terms of a counterparty risk rating and a transaction risk class.

Credit risk rating. The Bank assesses the creditworthiness of all counterparties that create credit risk exposure. Based on the assessment, a credit risk rating is assigned to each counterparty and a risk class to each transaction. The rating process is carried out through functions independent of the business-originating departments.

The Bank’s rating system is based on estimating the probability of default (PD) of a counterparty and the loss given default (LGD) on a transaction. The PD for the various counterparty types is derived from a combination of in-house expert judgement, scenario analyses, peer group comparisons and output from the Bank’s quantitative and qualitative rating models. For financial market counterparties the ratings assigned by the major international rating agencies are used as an additional reference. The counterparty is assigned a rating class on a scale of 1 to 20, with class 1 referring to the lowest probability of default and class 20 to the highest probability of default. In addition, two classes of default are applied. The first one indicates impairment and the second a non-performing status. Each transaction is also assigned a risk class reflecting the expected loss. The expected loss is the combined effect of the PD of the counterparty and the Bank’s estimate of the portion of the Bank’s claim that would not be recoverable if the counterparty defaults. The non-recoverable portion, that is, the loss given default (LGD), is determined on the basis of benchmark values for unsecured transactions and by using a security rating tool for secured loans. The risk classes range from 1 to 20, so that risk class 1 refers to the lowest expected loss and class 20 to the highest expected loss. The counterparty ratings and the transaction risk classes form the basis for setting exposure limits, for the risk-based pricing of loans as well as for monitoring and reporting the Bank’s credit quality.

Limits on credit risk exposure. NIB applies a limit system in which maximum exposure to a counterparty is determined on the basis of the probability of default and the expected loss. The limits are scaled to the Bank’s equity and to the counterparty’s equity. To reduce large risk concentrations, the Bank applies portfolio-level limits for large counterparty exposure as well as sector and country limits. The Board of Directors sets the limits for maximum exposure.

Measurement of credit risk exposure. For loans and capital market investments, credit exposure is measured in terms of gross nominal amounts, without recognising the availability of collateral or other credit enhancement. Exposure to each counterparty is measured on a consolidated group level, i.e. individual counterparties that are linked to one another by ownership or other group affiliation are considered as one counterparty.

The credit risk exposure of swaps is measured as the current market value plus an allowance for potential increases in exposure over the transaction’s lifetime (often referred to as potential exposure). The add-on for potential exposure reflects the fact that significant fluctuations in the swap’s value may occur over time. As a rule, NIB enters into the International Swaps and Derivatives Association (ISDA) contract with swap counterparties. This allows the netting of the obligations arising under all of the derivative contracts covered by the ISDA agreement in case of insolvency and, thus, results in one single net claim on, or payable to, the counterparty. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally enforceable in the relevant jurisdiction and against a counterparty. The gross total market value of swaps at year-end 2011 amounted to EUR 2,623 million, compared to a value of EUR 1,999 million after applying netting (year-end 2010: EUR 2,394 million and EUR 1,604 million, respectively).

To further reduce the credit risk in derivatives, NIB enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap transactions are regularly marked-to-market and the party being the net obligor is requested to post collateral. The Bank strives to use unilateral credit support agreements under which the Bank does not have to post collateral. When credit support agreements are in place, NIB does not apply add-ons in the exposure calculation. As of year-end 2011, the Bank held EUR 1,558 million in collateral received, of which EUR 1,223 million was in cash and EUR 335 million in securities (Note 16 Collateral and Commitments).

Economic capital. Economic capital is the amount of capital that the Bank needs in order to be able to absorb severe unexpected losses, with a defined level of certainty. As an international financial institution, the Bank is not subject to regulatory capital requirements. However, the Bank uses standards proposed by the Basel Capital Accords as a benchmark for its risk management and economic capital framework. The Bank’s policy is to hold a level of capital required to maintain the AAA/Aaa rating.

The overall purpose of the Bank’s economic capital framework is to incorporate risk awareness throughout the business decision process. The economic capital model provides an aggregated view of the Bank’s risk position at a certain point in time, it allows capital to be allocated for the purpose of the risk-based pricing of loans and it is used for measuring the Bank’s risk-adjusted performance.

The Bank estimates its economic capital requirement for each of the main risks: credit risk, market risk and operational risk. When allocating economic capital for credit risk, the model uses the PD and LGD values arrived at in the internal rating process. The model recognises correlations between assets in various sectors and geographical regions, which enable it to take into account the positive impact of diversification and the negative impact of concentrations in the Bank’s portfolios. When estimating the total economic capital requirement, the model recognises correlations between the different types of risk (credit risk, market risk and operational risk).

Credit quality

Overall, the quality of the Bank’s aggregate credit exposure remained at a high level in 2011. Figure 37, “Loans outstanding and guarantees”, shows the distribution of the Bank’s lending exposure by type of security as of year-end 2011. The distribution of loans by security type is also presented in a table in Note 8. Figure 38, “Total exposure by NIB rating”, compares the quality of the Bank’s credit risks based on the credit risk classification system at year-end 2009, 2010 and 2011. Aggregate credit exposure includes lending and treasury exposure. Lending exposure refers to loans outstanding and loans agreed but not yet disbursed.

A geographical distribution of the lending and treasury exposure is shown in figures 39–40. Furthermore, a geographical and sectoral distribution of the Bank’s loans outstanding and guarantees is shown in Note 8. In the context of the Bank’s mission and mandate, the credit exposure continued to be fairly well balanced in terms of geographical and industrial sector distribution as well as regarding the distribution of the exposure by size.

The sum of the percentage shares may not total 100% due to rounding.

Lending in member countries. The quality of the loans granted in the member countries remained sound. Most of the portfolio—close to 82%—was located in the risk classes 1 to 10, compared to 84% the year before. Lending in the four weakest risk classes increased marginally to 0.5% of the portfolio from 0.2% in 2010. At year-end 2011, loans in the default category accounted for 1.3% of total lending in the member countries (2010: 2.3%). The default category contained seven exposures to Denmark, Finland and Iceland.

Lending in non-member countries. The quality of the portfolio of loans in non-member countries was largely unchanged in 2011. Loans in the risk classes 1 to10 accounted for 76% of the portfolio (2010: 77%). The exposure to the four weakest credit risk classes amounted to 1.7% at year-end 2011 compared to 2.5% the year before. Loans in the default category accounted for 1.2% of the non-member country lending (2010: 0.4%).

The geographical distribution of the Bank’s lending has been fairly unchanged over the past few years. At year-end 2011, the member countries accounted for 76% of the lending exposure. The exposure in the category Other comprised supranationals and 33 countries.

Treasury counterparties. The credit quality of the treasury portfolio improved in 2011. The exposure to the top four classes accounted for 71% of the total exposure (2010: 65%). The exposure in the default category increased marginally to 2.1% (2010: 1.8%), comprising primarily Lehman Brothers Inc and the defaulted Icelandic banks. At year-end 2011, around 39% of the treasury exposure was to counterparties domiciled in the member countries. The exposure in the category Other was distributed across supranationals and 17 countries.

Bank level. On an aggregate level, the Bank’s credit quality was maintained at a strong level. At year-end 2011, around 35% (2010: 32%) of the credit exposure was in the lowest risk classes (1 to 4) and 51% (2010: 56%) was in the risk classes 5 to 10. The exposure to the highest risk classes (17 to 20) was 0.5% compared to 0.4% at year-end 2010. At year-end 2011, exposures in the default category accounted for 1.6% of the aggregate credit exposure (2010: 1.8%).

Market risk

Market risk includes, inter alia, the risk that losses are incurred as a result of fluctuations in exchange rates and interest rates. NIB’s exposure to exchange rate risk occurs when translating assets and liabilities denominated in foreign currencies into the functional currency, the euro. The Bank funds its operations by borrowing in the international capital markets and often provides loans in currencies other than those borrowed, which unhedged would create currency mismatches in assets and liabilities. Furthermore, the funds borrowed often have interest rate structures other than those applied in the loans provided to the Bank’s customers. By using derivative instruments, NIB seeks to reduce its exposure to exchange rate risk and interest rate risk created in the normal course of business. The residual risk must be within the limits approved by the Board of Directors. Such limits are kept very narrow to accommodate the Statutes, which stipulate that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.

Exchange rate risk

Exchange rate risk is the impact of unanticipated changes in foreign exchange rates on the Bank’s assets and liabilities and on net interest income. The Bank measures and manages exchange rate risk in terms of the net nominal value of all assets and liabilities per currency on a daily basis (translation risk). The Board of Directors approves the limits for acceptable currency positions, i.e. the difference between assets and liabilities in a specific currency. The overnight exposure to any one currency may not exceed the equivalent of EUR 4 million. The currency positions are monitored against the established limits on a daily basis and reported regularly to the Finance Committee. NIB has filed proof of claims against the defaulted Icelandic banks. As a result of the filing, the claims were converted into ISK, which has caused a position in ISK exceeding the defined limit.

The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euro, US dollars and Nordic currencies. Thus, there is a possibility that interest income in currencies other than euro may cause some fluctuation in the Bank’s future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in the future cash flows from its current portfolio would be minor in relation to the Bank’s total assets and equity.

Interest rate risk

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on its net interest income. The Bank applies a set of limits and various tools to measure and manage interest rate risk. Maximum exposure limits are set by the Board of Directors. Compliance with these limits is monitored on a daily basis and reported regularly to the Finance Committee.

The Bank measures interest rate risk as the sensitivity of its interest income to a 1% change in interest rates. The Bank has defined both net and gross limits for the acceptable interest rate risk, with separate sub-limits for each individual currency. The limits are set in relation to the Bank’s equity and they are adjusted annually. In 2011, the net limit was EUR 15 million, corresponding to approximately 0.75% of NIB’s equity. At year-end 2011, the net interest rate risk was approximately EUR 9.7 million, or 65% of the limit (2010: EUR 7.6 million).

The Bank manages the interest rate risk in its own capital portfolio by means of modified duration. Modified duration measures how much the price of a security or portfolio of securities will change for a given change in interest rates. Generally, the shorter the duration, the less sensitive to interest rate changes the security is. The current limit for the maximum modified duration of the Bank’s own capital portfolio is set at 5.5 years.

Credit spread risk

The Bank is exposed to credit spread risk relating to the bonds held in its marked-to-market portfolios. Credit spread risk arises from changes in the value of debt instruments due to a perceived change in the credit quality of the issuers or underlying assets. The Bank manages the exposure to credit spread movements by calculating the sensitivity of the bonds in the marked-to-market portfolios to a 0.01% change in credit spreads. The Board of Directors sets the limit for maximum credit spread risk exposure. The limit, which is reviewed annually, is currently EUR 0.9 million. At year-end 2011, the exposure was EUR 0.34 million (year-end 2010: 0.39 million).

Value-at-Risk

The Bank monitors exchange rate risk and interest rate risk by calculating Value-at-Risk (VaR) for its investment portfolios, i.e. the Bank’s own capital portfolio and the rate portfolio, as well as for the whole balance sheet. VaR estimates the potential future loss (in terms of market value) that will not be exceeded in a defined period of time and with a defined confidence level. For measuring VaR, the Bank applies both a parametric method and the Monte Carlo method. Under the Monte Carlo method, simulations are made to estimate the sensitivity of the portfolios and the individual transactions to changes in the yield curve and exchange rates. The model is based on a 95% confidence level and a holding period of one day. At year-end 2011, the VaR of the Bank’s own capital portfolio was EUR 5.0 million (2010: EUR 6.1 million).

Refinancing and reinvestment risk

Risk emanating from differences in the maturity profile of assets and liabilities is managed by monitoring against limits established for refinancing and reinvestment risk. Refinancing risk arises when long-term assets are financed with short-term liabilities. Reinvestment risk occurs when short-term assets are financed with long-term liabilities. Refinancing and reinvestment risk are measured by means of a sensitivity analysis. The analysis captures the impact on the Bank’s net interest income over time of a 0.1% change in the margin on an asset or liability. The limits for refinancing and reinvestment risk are set by the Board of Directors in relation to the Bank’s equity. The limits are reviewed annually. In 2011, the maximum limit for refinancing and reinvestment risk was EUR 34 million, approximately 1.5% of NIB’s equity. At year-end 2011, the refinancing and reinvestment risk was calculated to EUR 23.9 million (year-end 2010: EUR 20.6 million).

Liquidity risk

Liquidity risk is defined as the risk of losing earnings and capital due to an inability to meet obligations in a timely manner when they become due. Liquidity risk is categorised into two risk types:

•	Funding liquidity risk occurs when the Bank cannot fulfil its obligations because of an inability to obtain new funding.

•	Market liquidity risk occurs when the Bank is unable to sell or realise specific assets without significant losses in price.

The Bank manages the above risks by retaining access to funding and by possessing liquid assets. The target is diversification of funding sources and maintenance of the highest possible rating by the international rating agencies. The available liquidity should be large enough to cover expected obligations, on a rolling basis, for the coming 12 months, but not be larger than the expected obligations for the next 18 months. The liquidity is managed by the Treasury Department in different portfolios with distinct objectives in accordance with the Bank’s liquidity policy.

Operational risks

Operational risk can be broadly defined as any risk which is neither credit risk, market risk, strategic risk nor compliance risk. The Bank defines operational risk more precisely as the risk of direct or indirect losses or damaged reputation due to failure attributable to technology, employees, processes, procedures or physical arrangements, including external events and legal risks.

The Bank’s status as an international organisation with immunities and privileges granted to the Bank and its personnel, and the fact that the Bank is neither bound by nor under the supervision of any national laws as such, results in a specific need to address potential risks by adopting an extensive set of guidelines, regulations, rules and instructions governing the activities of the Bank and its staff. The Bank’s operational risk management policy is set by the Board of Directors. The policy is complemented by an operational risk management framework comprising the guiding principles for the identification, assessment, monitoring and control of the operational risks that the Bank faces or may face.

NIB’s operational risk management focuses on proactive measures in order to ensure business continuity, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s personnel and its adherence to established rules and procedures as well as on security arrangements to protect the physical and ICT infrastructure of the Bank. The Bank attempts to mitigate operational risks by following strict rules for the assignment of duties and responsibilities among and within the business and support functions and by following a system of internal control and supervision. The main principle for organising work flows is to segregate business-generating functions from recording and monitoring functions. An important factor in operational risk mitigation is also the continuous development and upgrading of strategic information and communication systems.

(1) SEGMENT INFORMATION

Operating segments

The Bank determines and presents operating segments based on the information that internally is provided to the Management. Segment results that are reported to the Management include items directly attributable to a segment as well as other items allocated on a reasonable basis.

In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of asset and liability management and portfolio management.

(Amounts in EUR 1,000)	Lending 2011	Asset and liability management 2011	Portfolio management 2011	Total 2011	Lending 2010	Asset and liability management 2010	Portfolio management 2010	Total 2010
Net interest income	112,365	38,167	77,921	228,452	115,641	40,075	77,935	233,650
Commission income and fees received	9,992	319	—	10,310	11,747	323	—	12,070
Commission expense and fees paid	–590	–1,613	—	–2,203	—	–2,423	—	–2,423
Net profit on financial operations	–1,994	20,253	–10,683	7,575	343	38,956	18	39,317
Foreign exchange gains and losses	—	–653	—	–653	—	2,822	—	2,822
Administrative expenses	–28,714	–1,343	–2,898	–32,955	–27,299	–1,201	–2,881	–31,381
Depreciation	–2,643	–984	–422	–4,048	–3,031	–1,193	–511	–4,735
Impairment of loans	–12,442	—	—	–12,442	–38,489	—	—	–38,489
Profit/loss for the year	75,972	54,147	63,918	194,037	58,912	77,359	74,561	210,832
Assets	14,232,248	7,112,819	2,456,472	23,801,539	13,833,120	8,803,054	2,261,656	24,897,830
Liabilities and equity	14,232,248	7,112,819	2,456,472	23,801,539	13,833,120	8,803,054	2,261,656	24,897,830

Geographical segments

The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters.

(Amounts in EUR 1,000)	2011 Net interest income	2010 Net interest income
Member countries
Denmark	8,777	9,407
Estonia	1,690	1,854
Finland	25,447	24,865
Iceland	4,633	4,701
Latvia	3,894	3,834
Lithuania	1,595	1,448
Norway	13,572	12,952
Sweden	24,439	24,222

Total, member countries	84,047	83,283

(Amounts in EUR 1,000)	2011 Net interest income	2010 Net interest income

Non-member countries
Africa	2,061	2,145
Asia	9,994	9,204
Europe and Eurasia	9,346	11,568
Latin America	5,941	8,276
Middle East	977	1,165

Total, non-member countries	28,319	32,358

Total, net interest income from lending	112,365	115,640

Due to rounding, the total of individual items may differ from the reported sum.

(2) INTEREST INCOME AND INTEREST EXPENSE

(Amounts in EUR 1,000)	2011	2010
Interest income
Cash and cash equivalents	19,770	15,675
Placements with credit institutions for more than 6 months	442	1,330
Debt securities	131,471	128,952
Loans outstanding	347,401	283,510
Other interest income	558	182

Total, interest income ¹	499,642	429,649

Interest expense
Short-term amounts owed to credit institutions	9,407	3,519
Long-term amounts owed to credit institutions	1,471	1,627
Debts evidenced by certificates	623,299	776,577
Swap contracts and other interest expenses, net	–362,987	–585,723
Total, interest expense ²	271,189	195,999

¹	Including interest income from financial assets recognised at amortised cost EUR 450,836 (381,433) thousand.

²	Including interest expense from financial liabilities recognised at amortised cost EUR 271,189 (195,988) thousand.

(3) COMMISSION INCOME AND FEES RECEIVED

(Amounts in EUR 1,000)	2011	2010
Commitment fees	3,701	2,428
Loan disbursement fees	6,000	8,458
Guarantee commissions	46	70
Premiums on prepayments of loans	244	792
Commissions on lending of securities	319	323

Total, commission income and fees received	10,310	12,070

(4) NET PROFIT/LOSS ON FINANCIAL OPERATIONS

Net profit/loss on financial operations included in profit or loss for the period in the table below are presented in the statement of comprehensive income as follows:

(Amounts in EUR 1,000)	2011	2010
Bonds held at fair value, realised gains and losses	–587	4,077
Floating Rate Notes held at fair value, realised gains and losses	–1,026	2,224
Derivatives held at fair value, realised gains and losses	–1,220	–5,717
Other financial placements held at fair value, realised gains and losses	203	—

Financial instruments held at fair value, realised gains and losses, total	–2,629	584
Bonds held at fair value, unrealised gains and losses ¹	7,325	164
Floating Rate Notes held at fair value, unrealised gains and losses ³	19,671	22,698
Derivatives held at fair value, unrealised gains and losses ²	–13,001	3,735
Commercial paper held at fair value, unrealised gains and losses ¹	20	–171

Other financial placements held at fair value, unrealised gains and losses [4]	–2,260

Financial instruments held at fair value, unrealised gains and losses, total	11,756	26,427

Bonds held at amortised cost, realised gains and losses [5]	1,337

Floating rate notes held at amortised cost, realised gains and losses	–124

Financial instruments held at amortised cost, realised gains and losses, total	1,213
Impairment on bonds held at amortised cost	–11,819
Adjustment in fair value of hedged loans ²	185,651	48,331
Adjustment in fair value of derivatives hedging loans ²	–186,611	–47,676
Adjustment in fair value of hedged debts evidenced by certificates ²	182,158	–485,373

Adjustment in fair value of derivatives hedging debts evidenced by certificates ²	–182,772	489,746

Adjustment to hedge accounting, unrealised gains and losses of fair value hedges, total	–1,574	5,029
Repurchase of NIB bonds, other items	10,629	7,277

Total, net profit/loss on financial operations	7,575	39,317

¹	Fair value is determined according to market quotes for identical instruments (Level 1).

²	Fair value adjustment is determined using valuation techniques with observable market inputs (Level 2).

³	The fair value adjustments are mainly determined using market quotes for identical instruments (Level 1). Regarding the fair value measurements of treasury claims, these have been determined using valuation techniques with unobservable market inputs (Level 3).

[4]	Fair value is determined using valuation techniques with unobservable market inputs (Level 3).

[5]	These sales were made as these financial assets no longer met NIB’s investment policy.

(5) GENERAL ADMINISTRATIVE EXPENSES

(Amounts in EUR 1,000)	2011	2010
Staff costs	23,203	21,728
Wages and salaries	18,228	17,693
Social security costs	408	421
Other staff costs	4,567	3,614
Pension premiums in accordance with the Finnish state pension system	4,364	4,131
Other pension premiums	1,361	1,374
Office premises costs	1,013	1,304
ICT service charges	2,357	2,538
Other general administrative expenses	9,016	7,852
Cost coverage, NDF and NEFCO	–943	–835
Cost coverage, rental income and other administrative income	–919	–596

Total	39,452	37,496

Host country reimbursement according to agreement with the Finnish Government	–6,497	–6,115

Net	32,955	31,381

Remuneration to the auditors
Audit fee ¹	128	133
Other audit-related service fees	—	—

Total remuneration	128	133

¹	The cost of issuing comfort letters and certificates in relation to the borrowing operations of the Bank is included in the audit fee.

	2011	2010
Average number of employees	181	173
Average age of employees	45	45
Average period (years) of employment	11	10

Distribution by gender at year-end ¹
All employees
Females	85	82
Males	93	89
Management Committee (including the President)
Females	1	1
Males	6	6
Professional staff
Females	52	51
Males	76	73
Clerical staff
Females	32	30
Males	11	10

¹	The figures comprise staff in permanent positions including the President.

Compensation for the Board of Directors, the Control Committee, the President and the Management Committee

Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of a fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to the reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank’s travel policy.

The BoD makes decisions concerning the appointment and the remuneration of the President. The President is appointed on a fixed-term contract for five years at a time as a rule, but prolongation of the existing contract can also be made for a shorter period. The President decides upon the employment of the Management Committee (MC) members. The members of the MC are normally employed for an indefinite period of time. The period of notice is six months. The President is authorised by the BoD to make decisions as regards compensation within the scope of the Staff Policy, Staff Regulations and the Financial Plan. The remuneration package for the members of the MC includes a fixed base salary and customary taxable benefits, which are in principle the same for all staff on the managerial level. In addition to this remuneration package, the members of the MC enjoy other benefits common to all staff (health care, supplementary group pension, insurance coverage and staff loans). The Bank can pay performance premiums of up to three months’ salary for excellent and extraordinary performance. The percentage available for performance premiums is determined annually. For 2011, a total of 3% of the estimated salary costs was available. All personnel are eligible for performance premiums.

Compensation for the BoD, the CC, the President and the MC is presented in the table below:

(Amounts in EUR)	2011 Compensation/ Taxable income	2010 Compensation/ Taxable income
Board of Directors
Chairman
annual remuneration	13,258	13,258
attendee allowance	1,077	1,473
Other Directors and Alternates (15 persons)
annual remuneration	76,245	76,245
attendee allowance	16,808	10,368
Control Committee
Chairman
annual remuneration	4,375	4,375
attendee allowance	215	430
Other members (9 persons)
annual remuneration	16,272	15,581
attendee allowance	3,456	3,456
President	481,049	465,990
Members of the Management Committee (6 persons)	1,699,599	1,791,192

Pension obligations

NIB is responsible for arranging the pension security for its employees. The current pension arrangement consists of pensions based on the Finnish state pension system (VaEL Pension) as the basis for the pension benefits. The VaEL Pension is calculated on the basis of the employee’s annual pensionable income and the applicable age-linked pension accrual rate. The employer’s pension contribution in 2011 was 17.79% of the pensionable income. The employee’s pension contribution was either 4.7% or 6.0%, depending on the employee’s age. NIB pays this contribution for the permanent staff and it is taxed as a benefit for the employee.

In addition to the VaEL Pension, the Bank has taken out a supplementary group pension insurance policy for all its permanently employed staff, including the President. This pension insurance is based on the principle of a defined contribution. The insurance premium, 6.5%, is calculated on the basis of the employee’s taxable income and paid until the age of 63.

The employer’s contribution regarding the President amounted to EUR 229,100, of which EUR 111,772 comprised supplementary pension premiums. The corresponding figures for the MC members were EUR 545,422 and EUR 156,426.

Staff loans

Staff loans can be granted to permanently employed staff members who have been employed by the Bank for a period of at least one year. The staff loans are granted by a commercial bank, subject to a recommendation from NIB.

At present, the maximum loan amount is EUR 200,000. The employee pays interest on the loan in accordance with the official base rate established by the Ministry of Finance in Finland (2.0% in July–December 2011). The same interest rates, terms and conditions are applicable to all the employees of the Bank, including the President and the MC members.

As of 31 December 2011, there were no staff loans to the President or the MC members outstanding (-).

Additional benefits for expatriates

Professional staff (including Management Committee members) who move to Finland for the sole purpose of taking up employment in the Bank, are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate, e.g., in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank a part of the rent, which equals to at least the tax value of the accommodation benefit established annually by the Finnish National Board of Taxes.

Rental agreement

NIB owns its headquarters office building in Helsinki. The building’s total area is 18,500 m². The Bank rents office space totalling 1,935 m² adjacent to its main office building. Furthermore, the Bank rents office space totalling 459 m² in the Nordic countries, Beijing and Moscow. A total of 2,196 m² is rented to external parties.

(6) IMPAIRMENT OF LOANS

(Amounts in EUR 1,000)	2011	2010
Credit losses from loans	35,193	—
Credit losses on receivables from defaulted lending counterparties	—	600
Allowances for impairment net change	12,739	38,820
Reversals of previously recorded allowances for credit losses	–35,490	–931
Impairment of loans and other assets	12,442	38,489

See also Note 8.

(7) FINANCIAL PLACEMENTS

The debt securities were issued by the following counterparties:

(Amounts in EUR million)	2011	2010
Governments	1,577	1,501
Public institutions	233	117
Other	2,534	3,457

Total, debt securities	4,344	5,075

The distribution of the Bank’s debt security portfolios was as follows:

	Book value		Fair value
(Amounts in EUR million)	2011	2010	2011	2010
Held at fair value	1,882	2,685	1,882	2,685
Held at amortised cost	2,462	2,390	2,512	2,409

Total, debt securities	4,344	5,075	4,394	5,094

Held at amortised cost values include an impairment of EUR 11.8 million.

Of these debt securities, EUR 3,050 (2,568) million is at fixed interest rates and EUR 1,294 (2,507) million at floating interest rates.

Reclassified securities

The Bank reclassified financial assets out of the held for trading portfolio to the held-to-maturity portfolio during 2008 because these assets are no longer held for the purpose of being sold in the near term. At the same time, assets recognised among cash and cash equivalents became financial placements and are not included in net liquidity. All the reclassifications took place at the fair value at the date of reclassification. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method.

(Amounts in EUR million)	2011	2010	2009	2008	1 Sep 2008
Book value	409	505	606	684	762
Fair value	370	483	585	630	715
Unrecognised adjustments to fair value	–39	–22	–21	–54	–47

(Amounts in EUR million)	2011	2010	2009	2008
Recognised interest income due to reclassification	–7.3	–8.6	–8.6	–1.5
Change in unrecognised adjustment to fair value	–17.7	–0.2	32.6	–7.3
Impact on profit if the reclassification had not been implemented	–25.0	–8.7	24.0	–8.8

(8) LOANS OUTSTANDING AND GUARANTEE COMMITMENTS

Loans outstanding were distributed as follows over the Bank’s three loan facilities:

(Amounts in EUR million)	2011	2010
Ordinary Loans
Investment loans in the member countries	11,054	10,920
Investment loans in other countries	525	486
Regional loans in the Nordic countries	5	6
Adjustment to hedge accounting	246	97

Total	11,830	11,508

(Amounts in EUR million)	2011	2010
Project Investment Loans (PIL)
Africa	247	237
Asia	1,042	943
Europe and Eurasia	323	373
Latin America	487	522
Middle East	82	94
Adjustment to hedge accounting	37	—

Total	2,219	2,170

Environmental Investment Loans (MIL)	103	93

Total, loans outstanding	14,153	13,771

Guarantees issued under the Ordinary Lending amounted to EUR 4.2 million on 31 December 2011.

The figure for loans outstanding, EUR 14,153 (13,771) million, includes medium-term notes (MTN) of EUR 1,668 (1,828) million. These are held at amortised cost unless they form a part of a qualifying hedging relationship with a derivative. In a hedge accounting relationship, the MTNs are recognised at fair value.

Loans outstanding at floating interest rates amounted to EUR 11,937 (12,215) million, while those at fixed interest rates amounted to EUR 1,934 (1,459) million. The nominal amount of the guarantee commitments under Ordinary Lending totalled EUR 4.2 (8.3) million as of 31 December 2011.

Impairment of loans and lending claims

A total of EUR 126.9 (152.0) million has been deducted from the Bank’s loans outstanding and from lending claims in “other assets”. All allowances for impairment were specific allowances. The Bank recorded no collective allowances for impairments. On 31 December 2011, lending transactions worth EUR 28.2 million had been converted into claims under “other assets”. On 31 December 2010, lending claims worth EUR 0.4 million had been converted into debt securities under the item “financial placements” in the statement of financial position. The following changes in specific allowances for impairment and effects of foreign currency movements are recognised in the statement of comprehensive income under impairment of loans and foreign exchange gains and losses.

Specific allowances for impairment

(Amounts in EUR million)	2011	2010
Balance at 1 January	152.0	101.3
Allowances for impairment	15.6	56.6
Reversals of previously recorded allowances for impairment	–40.8	–5.9
Balance at 31 December	126.9	152.0

See also Note 6.

The distribution of allowances for impairment was as follows:

(Amounts in EUR million)	2011	2010
Distribution by loan facility
Ordinary Loans	27.2	73.1
Project Investment Loans (PIL)
Africa	—	—
Asia	—	—

(Amounts in EUR million)	2011	2010
Europe and Eurasia	8.1	9.0
Latin America	0.2	0.2
Middle East	0.0	—
Allowances for impairment, loans outstanding	35.5	82.4
Impairment losses on defaulted loan customers, other assets	91.4	69.7

Total	126.9	152.0

As of December 2011 there were no non-performing loans. As of 31 December 2010 the Bank categorised two loans totalling EUR 22.1 million as non-performing.

As of 31 December 2011, loans agreed but not yet disbursed amounted to the following:

(Amounts in EUR million)	2011	2010
Loans agreed but not yet disbursed
Ordinary Loans	1,049	646
Project Investment Loans	636	469
Environmental Investment Loans	42	64

Total, loans agreed but not yet disbursed	1,727	1,179

The amounts set forth above for loans agreed but not yet disbursed include loans in considerable amounts, where certain conditions, primarily interest rate conditions, may not yet have been finally approved.

Currency distribution of loans outstanding

	Ordinary loans		PIL loans		Total ¹
(Nominal amounts in EUR million)	2011	2010	2011	2010	2011	2010
Currency
Nordic currencies	3,525	3,445		—	3,525	3,445
EUR	6,822	6,836	639	650	7,503	7,535
USD	1,040	940	1,489	1,460	2,591	2,443
Other currencies	198	191	54	60	252	251

Total	11,585	11,412	2,182	2,169	13,870	13,674
Adjustment to hedge accounting	246	97	37	—	283	97
Total, loans outstanding	11,830	11,508	2,219	2,170	14,153	13,771

¹	The total amount also includes EUR 103 million (93) in Environmental Investment Loans (MIL).

Sectoral distribution (according to NACE standard)

	2011		2010
(Amounts in EUR million)	Share, in %		Share, in %
Loans outstanding as of 31 December
Manufacturing	3,813	27%	4,013	29%
Energy	4,455	31%	4,335	31%
Transport and communications	2,080	15%	1,814	13%
Trade and services	1,317	9%	1,410	10%
Banking and finance ²	867	6%	832	6%
Regional loans	5	—	6	—
Other	1,334	9%	1,263	9%
Adjustments to hedge accounting	283	2%	97	1%

Total	14,153	100%	13,771	100%

	2011		2010
(Amounts in EUR million)	Share, in %		Share, in %

Loans disbursed
Manufacturing	327	17%	378	30%
Energy	640	33%	424	33%
Transport and communications	491	25%	161	13%
Trade and services	92	5%	73	6%
Banking and finance ²	184	9%	91	7%
Other	212	11%	147	12%

Total	1,946	100%	1,274	100%

²	Including the Bank’s financial intermediaries.

Distribution of loans outstanding and guarantees by various types of security

The following table shows loans outstanding, including guarantee commitments, distributed by type of security:

(Amounts in EUR million)	Amount	Total amount	Share, in %
As of 31 December 2011
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	330
Loans to or guaranteed by other countries	1,472	1,802	13.0%
Loans to or guaranteed by local authorities in member countries		445	3.2%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		896	6.5%
Loans to or guaranteed by banks		1,160	8.4%
Other loans
Backed by a lien or other security in property	570
With a guarantee from the parent company and other guarantees	1,238
With a negative pledge clause and other covenants	7,760
Without formal security	5	9,573	69.0%

Total		13,874	100.0%
Adjustment to hedge accounting		283

Total, loans outstanding (including guarantees)		14,157

(Amounts in EUR million)	Amount	Total amount	Share, in %
As of 31 December 2010
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	340
Loans to or guaranteed by other countries	1,502	1,842	13.5%
Loans to or guaranteed by local authorities in member countries		410	3.0%
Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		638	4.7%
Loans to or guaranteed by banks		1,034	7.6%
Other loans
Backed by a lien or other security in property	440
With a guarantee from the parent company and other guarantees	1,393
With a negative pledge clause and other covenants	7,913
Without formal security	12	9,758	71.3%

Total		13,683	100.0%
Adjustment to hedge accounting		97

Total, loans outstanding (including guarantees)		13,780

According to NIB’s Statutes, the member countries shall cover the Bank’s losses arising from failure of payment in connection with PIL loans up to the following amounts:

(Amount in EUR 1,000)	2011 Amount of guarantee	2011 Share, in %	2010 Amount of guarantee	2010 Share, in %
Member country
Denmark	377,821	21.0%	377,821	21.0%
Estonia	13,139	0.7%	13,139	0.7%
Finland	344,860	19.2%	344,860	19.2%
Iceland	15,586	0.9%	15,586	0.9%
Latvia	19,058	1.1%	19,058	1.1%
Lithuania	29,472	1.6%	29,472	1.6%
Norway	329,309	18.3%	329,309	18.3%
Sweden	670,755	37.3%	670,755	37.3%

Total	1,800,000	100.0%	1,800,000	100.0%

According to NIB’s Statutes, the member countries shall cover 100% of the Bank’s losses arising from failure of payment in connection with MIL loans up to the following amounts:

(Amount in EUR 1,000)	2011 Amount of guarantee	2011 Share, in %	2010 Amount of guarantee	2010 Share, in %
Member country
Denmark	70,113	23.4%	70,113	23.4%
Estonia	2,190	0.7%	2,190	0.7%
Finland	51,377	17.1%	51,377	17.1%
Iceland	3,187	1.1%	3,187	1.1%
Latvia	3,176	1.1%	3,176	1.1%
Lithuania	4,912	1.6%	4,912	1.6%
Norway	61,324	20.4%	61,324	20.4%
Sweden	103,720	34.6%	103,720	34.6%

Total	300,000	100.0%	300,000	100.0%

(9) INTANGIBLE ASSETS, TANGIBLE ASSETS (PROPERTY AND EQUIPMENT)

The Bank’s intangible assets amounted to EUR 4.6 (5.2) million.

(Amounts in EUR 1,000)	Computer software development costs, total 2011	Computer software development costs, total 2010
Intangible assets
Acquisition value at the beginning of the year	19,117	17,920
Acquisitions during the year	1,655	1,197
Sales/disposals during the year	—	—
Acquisition value at the end of the year	20,771	19,117

Accumulated amortisation at the beginning of the year	13,958	11,216
Amortisation according to plan for the year	2,254	2,742
Accumulated amortisation on sales/disposals during the year	—	—
Accumulated amortisation at the end the of the year	16,212	13,958

Net book value	4,560	5,158

As of 31 December 2011, the historical cost of buildings and land was recognised in the statement of financial position (net of depreciation on the buildings in accordance with the depreciation plan) at EUR 25.0 (25.7) million.

The value of office equipment and other tangible assets is recognised at EUR 5.8 (6.2) million.

2011

(Amounts in EUR 1,000)	Buildings	Office equipment and other tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,739	16,807	50,546
Acquisitions during the year	30	718	748
Sales/disposals during the year	—	–220	–220
Acquisition value at the end of the year	33,769	17,305	51,074

Accumulated depreciation at the beginning of the year	8,079	10,579	18,658
Depreciation according to plan for the year	671	1,123	1,794
Accumulated depreciation on sales/disposals during the year	—	–184	–184
Accumulated depreciation at the end of the year	8,750	11,518	20,268

Net book value	25,019	5,787	30,806

On each closing date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2011, there were no indications of impairment of the intangible or tangible assets.

2010

(Amounts in EUR 1,000)	Buildings	Office equipment and other tangible assets	Total
Tangible assets
Acquisition value at the beginning of the year	33,739	16,480	50,219
Acquisitions during the year	—	450	450
Sales/disposals during the year	—	–123	–123
Acquisition value at the end of the year	33,739	16,807	50,546

Accumulated depreciation at the beginning of the year	7,409	9,353	16,762
Depreciation according to plan for the year	670	1,323	1,993
Accumulated depreciation on sales/disposals during the year	—	–97	–97
Accumulated depreciation at the end of the year	8,079	10,579	18,658

Net book value	25,660	6,228	31,888

(10) DEPRECIATION

(Amounts in EUR 1,000)	2011	2010
Intangible assets	2,254	2,742
Tangible assets	1,795	1,993
Buildings	671	670
Office equipment	1,123	1,322

Total	4,048	4,735

(11) OTHER ASSETS

Derivatives are included in “Other assets”.

(Amounts in EUR million)	2011	2010
Interest rate swaps ¹	12,649		10,419
Currency swaps ²	18,784		19,655
Total, nominal amount	31,432		30,075
Netting of nominal amount per derivative	–29,715	–	28,325
Derivative receivables, net	1,717		1,750
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	704		968
Derivative instruments	2,421		2,718
Receivables from defaulted counterparties	36		32
Other	3		5

Total	2,459		2,755

¹	Interest rate swaps at floating interest rates EUR 3,656 (1,975) million and fixed interest rates EUR 8,992 (8,444) million.

²	Currency swaps at floating interest rates EUR 12,556 (11,573) million and fixed interest rates EUR 6,228 (8,082) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

(12) DEBTS EVIDENCED BY CERTIFICATES AND SWAPS

At year-end, the Bank’s borrowings evidenced by certificates were distributed among the currencies shown in the table below. The table also demonstrates the distribution of borrowings by currency on an after-swap nominal basis.

	Borrowing		Swap contracts payable/receivable		Net currency
(Amounts in EUR million)	2011	2010	2011	2010	2011	2010
Currency
USD	7,481	9,011	–4,598	–5,989	2,883	3,023
JPY	2,080	2,332	–2,038	–2,278	42	54
AUD	1,351	1,982	–1,351	–1,982	—	—
GBP	2,164	1,636	–2,163	–1,634	1	2
EUR	1,245	1,479	8,800	9,927	10,046	11,406
Nordic currencies	1,354	772	2,212	2,792	3,566	3,563
Other currencies	2,071	1,864	–1,861	–1,668	210	197

Total	17,746	19,076	–998	–832	16,748	18,244

Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	686	868	–396	–770	290	99

Total, borrowing outstanding	18,433	19,944	–1,395	–1,601	17,038	18,343

The table set forth above includes 278 (282) borrowing transactions in the equivalent amount of EUR 10,708 (10,059) million entered into under the Bank’s euro medium-term note programme, 8 (9) borrowing transactions in the equivalent amount of EUR 5,428 (6,822) million under the Bank’s US medium-term note programmes and 11 (14) borrowing transactions in the equivalent amount of EUR 1,464 (1,632) million under the Bank’s Australian medium-term note programme. There where no borrowing transactions outstanding under the Bank’s Swedish medium-term note programme during the years 2011 and 2010. The Bank has established a EUR 2.000 million commercial paper programme in Europe.

Of debt securities issued, the amount of EUR 2,508 (2,465) million is at floating interest rates, while EUR 15,173 (16,380) million is at fixed interest rates. Of the other borrowing transactions, the amount of EUR 14 (87) million is at floating interest rates, while EUR 52 (144) million, is at fixed interest rates.

(13) OTHER LIABILITIES

Derivatives are included in “Other liabilities”.

(Amounts in EUR million)	2011	2010
Interest rate swaps ¹	12,618		10,390
Currency swaps ²	17,804		18,849

Total, nominal amount	30,422		29,239

Netting of nominal amount per derivative	–29,704	–	28,320
Derivative payables, net	718		919
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	308		198
Derivative instruments	1,026		1,117
Other	10		6

Total	1,036		1,122

¹	Interest rate swaps at floating interest rates EUR 10,134 (8,687) million and fixed interest rates EUR 2,484 (1,703) million.

²	Currency swaps at floating interest rates EUR 17,620 (18,588) million and fixed interest rates EUR 184 (261) million.

Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

(14) AUTHORISED CAPITAL PAID-IN CAPITAL

The member countries’ portions of authorised capital are as follows:

(Amounts in EUR million)	2011	Share, in %	2010	Share, in %
Member country
Denmark	1,293.9	21.1%	881.1	21.3%
Estonia	56.3	0.9%	30.2	0.7%
Finland	1,088.1	17.7%	765.8	18.5%
Iceland	58.1	0.9%	38.6	0.9%
Latvia	82.1	1.3%	43.9	1.1%
Lithuania	119.8	2.0%	67.8	1.6%
Norway	1,320.8	21.5%	793.1	19.1%
Sweden	2,122.8	34.6%	1,521.4	36.7%

Total	6,141.9	100.0%	4,141.9	100.0%

In June 2010, the Board of Governors decided to increase the Bank’s authorised capital by EUR 2 billion to EUR 6,141.9 million. The capital increase came into force on 16 February 2011 after all member countries had confirmed the increase. Paid-in capital remained unchanged.

The member countries’ portions of paid-in capital are as follows:

(Amounts in EUR million)	2011	Share, in %	2010	Share, in %
Member country
Denmark	89.2	21.3%	89.2	21.3%
Estonia	3.1	0.7%	3.1	0.7%
Finland	74.4	17.8%	74.4	17.8%
Iceland	3.9	0.9%	3.9	0.9%
Latvia	4.4	1.1%	4.4	1.1%
Lithuania	6.9	1.6%	6.9	1.6%
Norway	77.1	18.4%	77.1	18.4%
Sweden	159.5	38.1%	159.5	38.1%

Total	418.6	100.0%	418.6	100.0%

(15) STATUTORY RESERVE AND CREDIT RISK FUNDS

At the end of 2011, the Statutory Reserve amounted to EUR 683.7 million, or 11.1% of the Bank’s authorised capital of EUR 6,141.9 million.

The General Credit Risk Fund recognised in “Equity” is built up by means of allocations from prior years’ profits. This fund is established to cover unidentified, exceptional credit losses. The Statutory Reserve and the General Credit Risk Fund together constitute the Bank’s general reserves. The General Credit Risk Fund amounted to EUR 761.6 million in 2011.

In accordance with its Statutes, the Bank has a Special Credit Risk Fund for the Project Investment Loan facility (PIL). This fund is primarily designed to cover the Bank’s own risk in respect of this PIL loan facility, which in part is guaranteed by the member countries. In 2011, the fund amounted to EUR 395.9 million. The Bank assumes 100% of any losses under individual PIL loans, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only after this fund has been fully used can the Board of Directors call the member country guarantees.

Taken together, these credit risk funds (General Credit Risk Fund and Special Credit Risk Fund PIL) amounted to EUR 1,157.5 million as of 31 December 2011.

As part of the terms and conditions of membership, Estonia, Latvia and Lithuania have, as of 1 January 2005, agreed to pay to the Bank’s reserves altogether the amount of EUR 42.7 million in the same proportion as their share of the subscribed capital. In accordance with individual payment agreements, Estonia and Lithuania have paid their shares of the reserves in full by September 2010, while Latvia is making its semi-annual instalments until 30 September 2012.

(16) COLLATERAL AND COMMITMENTS

Amounts in EUR million	2011	2010
Guarantees issued at nominal amount (Note 8)	4	8
Loans agreed but not yet disbursed (Note 8)	1,727	1,179
Borrowing commitments	—	374
Collateral provided for staff loans ¹	—	—

Securities as collateral for repurchase agreements ¹	—	—
Callable commitments in financial placements	51	56
Collateral with respect to derivatives exposure
Collateral received ² ³	1,558	1,341
Collateral given ¹	—	—

¹	Book value.

²	Fair value.

³	Including cash EUR 1,223 million (913) and securities EUR 335 million (428) received.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

(Amounts in EUR million)	Carrying amount	Fair value	2011 Difference	Carrying amount	Fair value	2010 Difference
Assets
Cash accounts with banks ¹	113	113	—	14	14	—
Cash equivalents held at fair value ¹	519	519	—	791	791	—
Other cash and cash equivalents held at amortised cost ²	1,782	1,782	—	1,921	1,921	—
Cash and cash equivalents, total	2,415	2,415	—	2,726	2,726	—
Placements with credit institutions ²	4	4	—	130	130	—
Debt securities held at fair value ¹ ³	1,882	1,882	—	2,685	2,685	—
Other debt securities held at amortised cost ¹	2,462	2,512	50	2,390	2,409	19

Debt securities, total	4,344	4,394	50	5,075	5,094	19

Other financial placements at fair value in 2011 and available for sale in 2010 ³	26	26	—	26	26	—
Hedged loans outstanding in fair value hedging relationships ²	2,206	2,206	—	1,548	1,548	—

(Amounts in EUR million)	Carrying amount	Fair value	2011 Difference	Carrying amount	Fair value	2010 Difference

Loans outstanding, other ²	11,947	11,957	10	12,224	12,230	6
Loans outstanding, total	14,153	14,163	10	13,771	13,778	6
Hedging derivatives at fair value ²	1,885	1,885	—	2,456	2,456	—
Other derivatives at fair value ²	535	535	—	262	262	—
Derivatives at fair value, total	2,421	2,421	—	2,718	2,718	—
Receivables from defaulted counterparties at fair value ³	36	36	—	32	32	—
			60			26

Liabilities
Short-term amounts owed to credit institutions ²	1,496	1,495	—	1,131	1,131	—
Long-term amounts owed to credit institutions ²	102	102	—	144	144	—
Hedged debt securities issued in fair value hedging relationships ²	18,166	18,166	—	19,555	19,555	—
Other debt securities issued ²	194	194	—	155	155	—
Debt securities issued, total	18,360	18,360	—	19,710	19,710	—
Hedged other debt in fair value hedging relationships ²	69	69	—	232	232	—
Other debt ²	4	4	—	2	2	—
Other debt, total	73	73	—	234	234	—
Hedging derivatives at fair value ²	701	701	—	602	602	—
Other derivatives at fair value ²	325	325	—	515	515	—

Derivatives at fair value, total	1,026	1,026	—	1,117	1,117	—

Net			60			26

¹	The fair value is determined according to market quotes for identical instruments.

²	The fair value is determined using valuation techniques with observable market inputs.

³	The fair value is determined using valuation techniques with unobservable market inputs.

Financial instruments measured at fair value at the end of the period

The table below analyses financial instruments measured at fair value at the end of the year by the level in the fair value hierarchy into which the fair value measurement is categorised. See Accounting policies, Determination of fair value.

31 Dec 2011 (Amounts in EUR million)	Level 1	Level 2	Level 3
Cash accounts with banks	113
Cash equivalents held at fair value	519
Debt securities held at fair value	1,822		60
Other financial placements held at fair value			26
Hedged loans outstanding in fair value hedging relationships		2,206
Derivatives		2,421
Receivables from defaulted counterparties			36	[1]
Financial assets measured at fair value, total	2,454	4,626	121

31 Dec 2011 (Amounts in EUR million)	Level 1	Level 2	Level 3
Hedged debt securities issued in fair value hedging relationships		18,166
Hedged other debt in fair value hedging relationships		69
Derivatives		1,026

Financial liabilities measured at fair value, total		19,261

31 Dec 2010 (Amounts in EUR million)	Level 1	Level 2	Level 3
Cash accounts with banks	14
Cash equivalents at fair value through profit or loss held for trading	791
Debt securities at fair value through profit or loss held for trading	2,622		63
Other financial placements available for sale			26
Hedged loans outstanding in fair value hedging relationships		1,548
Derivatives		2,718
Receivables from defaulted counterparties			32	[1]

Financial assets measured at fair value, total	3,427	4,266	121

Hedged debt securities issued in fair value hedging relationships		19,555
Hedged other debt in fair value hedging relationships		232
Derivatives		1,117

Financial liabilities measured at fair value, total		20,904

¹	Receivables from defaulted treasury counterparties are measured at fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment.

(18) MATURITY PROFILE

The table set forth below presents assets and liabilities according to their remaining maturities, calculated from closing date to maturity date. The possibility of prepayments is taken into consideration regarding derivative contracts and borrowing transactions. Loans outstanding, however, are reported according to the latest possible repayment date. Those assets and liabilities that do not have a contractual maturity date, as well as all value adjustments, are recognised in the “Undefined” column. See also Notes 11 and 13 and Financial Guidelines and Risk Management, Market Risk.

2011

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,381	34	—	—	—	—	—	2,415
Financial placements
Placements with credit institutions	—	—	—	—	—	—	4	4
Debt securities	184	294	364	2,520	789	232	–41	4,344
Other	—	—	—	—	—	—	26	26

	184	294	364	2,520	789	232	–11	4,373

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Loans outstanding	323	262	794	6,394	4,627	1,469	283	14,153
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	31	31
Other assets
Derivatives
Receivables	761	283	438	16,704	3,424	2,828	704	25,143
Payables	–580	–261	–434	–15,775	–3,110	–2,564	—	–22,722
	181	23	5	930	314	264	704	2,421
Other assets	—	—	—	—	—	—	39	39
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	3	3
Accrued interest and fees receivable	—	—	—	—	—	—	364	364

Total assets	3,070	613	1,164	9,844	5,730	1,965	1,416	23,802

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,380	—	—	—	—	—	—	1,380
Long-term	45	41	16	—	—	—	—	102
	1,424	41	16	—	—	—	—	1,481

Short-term debt	116	—	—	—	—	—	—	116
Debts evidenced by certificates	1,162	590	1,736	11,162	2,488	609	686	18,433
Other liabilities
Derivatives
Receivables	–333	–305	–999	–3,769	–1,361	–228	—	–6,994
Payables	351	314	1,128	4,111	1,510	285	320	8,020
	18	9	130	342	149	57	320	1,026
Other liabilities	—	—	—	—	—	—	10	10
Accrued interest and fees payable	—	—	—	—	—	—	279	279

Total liabilities	2,721	640	1,881	11,504	2,637	666	1,296	21,345

Equity	—	—	—	—	—	—	2,456	2,456

Total liabilities and equity	2,721	640	1,881	11,504	2,637	666	3,752	23,802

Net during the period	349	–27	–718	–1,660	3,093	1,299	–2,337	—
Cumulative net during the period	349	322	–396	–2,056	1,037	2,337	—	—
Guarantee commitments	—	—	—	4	—	—	—	4

2010

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,710	—	16	—	—	—	—	2,726
Financial placements
Placements with credit institutions	60	35	33	—	—	—	3	130
Debt securities	423	256	532	2,848	804	279	–67	5,075
Other	—	—	—	—	—	—	26	26
	483	291	565	2,848	804	279	–38	5,231

Loans outstanding	204	252	934	6,025	5,015	1,245	97	13,771
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	32	32
Other assets
Derivatives
Receivables	3,446	293	143	12,297	3,451	2,575	968	23,173
Payables	–3,018	–239	–125	–11,781	–2,998	–2,294	—	–20,455
	428	54	18	515	453	281	968	2,718

Other assets	—	—	—	—	—	—	37	37
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	5	5
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	3,825	597	1,532	9,388	6,272	1,805	1,479	24,898

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,125	6	—	—	—	—	—	1,131
Long-term	60	35	49	—	—	—	—	144
	1,185	41	49	—	—	—	—	1,275
Debts evidenced by certificates	3,865	568	1,258	10,184	2,737	465	868	19,944
Other liabilities
Derivatives
Receivables	–831	–153	–936	–3,968	–1,573	–407	—	–7,869
Payables	916	187	1,019	4,323	1,867	472	201	8,985
	85	34	83	355	294	65	201	1,117
Other liabilities	—	—	—	—	—	—	6	6
Accrued interest and fees payable	—	—	—	—	—	—	294	294

Total liabilities	5,134	643	1,390	10,539	3,031	529	1,370	22,636

Equity	—	—	—	—	—	—	2,262	2,262

Total liabilities and equity	5,134	643	1,390	10,539	3,031	529	3,632	24,898

Net during the period	–1,310	–46	143	–1,151	3,241	1,275	–2,152	—
Cumulative net during the period	–1,310	–1,356	–1,213	–2,364	877	2,152	—	—
Guarantee commitments	—	—	—	8	—	—	—	8

(19) INTEREST RATE RISK

Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank’s interest rate exposure. The assets and liabilities are grouped into brackets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bracket makes the Bank sensitive to interest rate fluctuations. See also Financial Guidelines and Risk Management, Market Risk.

2011

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,381	34	—	—	—	—	—	2,415
Financial placements
Placements with credit institutions	—	—	—	—	—	—	4	4
Debt securities	1,455	174	170	1,663	689	232	–41	4,344
Other	—	—	—	—	—	—	26	26

	1,455	174	170	1,663	689	232	–11	4,373

Loans outstanding	5,605	6,186	206	734	784	355	283	14,153
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	31	31
Other assets
Derivatives
Receivables ¹	12,544	4,285	1,369	9,657	2,176	1,401	704	32,136
Other assets	—	—	—	—	—	—	39	39
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	3	3
Accrued interest and fees receivable	—	—	—	—	—	—	364	364

Total assets	21,985	10,679	1,745	12,055	3,650	1,988	1,415	53,517

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,380	—	—	—	—	—	—	1,380
Long-term	45	41	16	—	—	—	—	102

	1,424	41	16	—	—	—	—	1,481

Short-term debt	116	—	—	—	—	—	—	116
Debts evidenced by certificates	2,227	921	1,683	10,299	2,218	399	686	18,433
Other liabilities
Derivatives
Payables ¹	21,120	6,787	67	1,186	838	424	320	30,742
Other liabilities	—	—	—	—	—	—	10	10
Accrued interest and fees payable	—	—	—	—	—	—	279	279

Total liabilities	24,887	7,748	1,767	11,485	3,055	823	1,296	51,061

Equity	—	—	—	—	—	—	2,456	2,456

Total liabilities and equity	24,887	7,748	1,767	11,485	3,055	823	3,752	53,517

Net during the period	–2,902	2,931	–22	569	595	1,166	–2,337	—
Cumulative net during the period	–2,902	29	7	577	1,171	2,337	—	—
Guarantee commitments	—	—	—	4	—	—	—	4

2010

(Amounts in EUR million)	Up to and including 3 months	Over 3 months and up to and including 6 months	Over 6 months and up to and including 1 year	Over 1 year and up to and including 5 years	Over 5 years and up to and including 10 years	Over 10 years	Undefined	Total
Assets
Cash and cash equivalents	2,710	—	16	—	—	—	—	2,726
Financial placements
Placements with credit institutions	60	35	33	—	—	—	3	130
Debt securities	2,652	119	175	1,234	682	279	–67	5,075
Other	—	—	—	—	—	—	26	26

	2,712	154	208	1,234	682	279	–38	5,231

Loans outstanding	5,595	6,551	143	555	472	358	97	13,771
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	32	32
Other assets
Derivatives
Receivables ¹	12,543	4,191	999	8,591	2,429	1,321	968	31,042
Other assets	—	—	—	—	—	—	37	37
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	5	5
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	23,559	10,897	1,366	10,380	3,583	1,958	1,479	53,222

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,125	6	—	—	—	—	—	1,131
Long-term	60	35	49	—	—	—	—	144

	1,185	41	49	—	—	—	—	1,275

Debts evidenced by certificates	4,797	999	1,190	9,340	2,497	252	868	19,944
Other liabilities
Derivatives
Payables ¹	21,281	6,112	55	871	534	385	201	29,441
Other liabilities	—	—	—	—	—	—	6	6
Accrued interest and fees payable	—	—	—	—	—	—	294	294

Total liabilities	27,263	7,153	1,294	10,211	3,031	637	1,370	50,960

Equity	—	—	—	—	—	—	2,262	2,262

Total liabilities and equity	27,263	7,153	1,294	10,211	3,031	637	3,632	53,222

Net during the period	–3,704	3,744	72	169	551	1,321	–2,152	—
Cumulative net during the period	–3,704	40	112	280	832	2,152	—	—
Guarantee commitments	—	—	—	8	—	—	—	8

¹	Swaps are not netted.

(20) CURRENCY RISK

NIB’s operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities of the major currencies.

See also Financial Guidelines and Risk Management, Market Risk.

Net currency position as of 31 December 2011:

(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total
Assets
Cash and cash equivalents	2,334	43	1	—	—	37	—	2,415
Financial placements
Placements with credit institutions	4	—	—	—	—	—	—	4
Debt securities	3,869	474	—	—	—	1	—	4,344
Other financial placements	26	—	—	—	—	—	—	26

	3,898	474	—	—	—	1	—	4,374
Loans outstanding	7,503	2,591	1	42	1,865	1,869	283	14,153
Intangible assets	5	—	—	—	—	—	—	5
Tangible assets	31	—	—	—	—	—	—	31
Other assets
Derivatives	–8,800	4,598	2,163	2,038	–1,473	2,473	1,422	2,421
Other assets	1	12	—	—	—	26	—	39

	–8,800	4,610	2,163	2,038	–1,473	2,499	1,422	2,459
Payments to the Bank’s reserves, receivable	3	—	—	—	—	—	—	3
Accrued interest and fees receivable	132	107	22	9	15	95	–18	364

Total assets	5,105	7,825	2,187	2,089	407	4,501	1,687	23,802

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,254	242	—	—	—	—	—	1,496
Long-term amounts owed to credit institutions	102	—	—	—	—	—	—	102

	1,355	242	—	—	—	—	—	1,597
Debts evidenced by certificates
Debt securities issued	1,183	7,481	2,164	2,080	393	4,379	679	18,360
Other debt	62	—	—	—	—	4	7	73

	1,245	7,481	2,164	2,080	393	4,383	686	18,433
Other liabilities
Derivatives	—	—	—	—	—	—	1,026	1,026
Other liabilities	10	—	—	—	—	—	—	10

	10	—	—	—	—	—	1,026	1,036
Accrued interest and fees payable	59	98	22	9	14	95	–18	279

Total liabilities	2,669	7,821	2,187	2,089	406	4,478	1,694	21,345

Equity	2,262	—	—	—	—	—	—	2,262

Total liabilities and equity	4,931	7,821	2,187	2,089	406	4,478	1,694	23,608

Net of assets and liabilities as of 31 Dec 2011	174	3	—	—	1	24	–7	194

Net currency position as of 31 December 2010:

(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	Other currencies	Fair value adjustments and swap netting	Total
Assets
Cash and cash equivalents	2,491	118	1	1	45	70	—	2,726
Financial placements
Placements with credit institutions	130	—	—	—	—	—	—	130
Debt securities	4,448	626	—	—	—	1	—	5,075
Other financial placements	26	—	—	—	—	—	—	26

	4,604	626	—	—	—	1	—	5,231
Loans outstanding	7,535	2,443	1	53	1,900	1,741	97	13,771
Intangible assets	5	—	—	—	—	—	—	5
Tangible assets	32	—	—	—	—	—	—	32
Other assets
Derivatives	–9,927	5,989	1,634	2,279	–1,762	2,618	1,886	2,718
Other assets	5	11	—	—	—	21	—	37

	–9,921	5,999	1,634	2,279	–1,762	2,639	1,886	2,755
Payments to the Bank’s reserves, receivable	5	—	—	—	—	—	—	5
Accrued interest and fees receivable	124	126	22	15	10	95	–20	372

Total assets	4,876	9,313	1,658	2,347	193	4,547	1,963	24,898

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	951	180	—	—	—	—	—	1,131
Long-term amounts owed to credit institutions	144	—	—	—	—	—	—	144

	1,095	180	—	—	—	—	—	1,275
Debts evidenced by certificates
Debt securities issued	1,417	8,936	1,636	2,240	186	4,429	865	19,710
Other debt	62	75	—	92	—	2	3	234

	1,479	9,011	1,636	2,332	186	4,431	868	19,944
Other liabilities
Derivatives	—	—	—	—	—	—	1,117	1,117
Other liabilities	6	—	—	—	—	—	—	6

	6	—	—	—	—	—	1,117	1,122
Accrued interest and fees payable	59	119	22	15	7	93	–20	294

Total liabilities	2,638	9,310	1,658	2,347	193	4,525	1,965	22,636

Equity	2,051	—	—	—	—	—	—	2,051

Total liabilities and equity	4,689	9,310	1,658	2,347	193	4,525	1,965	24,687

Net of assets and liabilities as of 31 Dec 2010	187	3	—	1	—	22	–2	211

(21) AVERAGE STATEMENT OF FINANCIAL POSITION

(Amounts in EUR million)	2011	2010
Assets
Cash and cash equivalents	2,322	2,924
Financial placements
Placements with credit institutions	46	131
Debt securities	4,674	5,236
Other	28	24

	4,748	5,391

Loans outstanding	13,664	13,883
Intangible assets	5	6
Tangible assets	31	33
Other assets
Derivatives (incl. exchange rate adjustments)	2,150	2,314
Other assets	36	37

	2,185	2,351

Payments to the Bank’s reserves, receivable	4	11

Accrued interest and fees receivable	351	377

Total assets	23,312	24,975

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,037	1,089
Long-term amounts owed to credit institutions	137	178

	1,174	1,267

Short-term debt	57	9

Debts evidenced by certificates
Debt securities issued	17,914	19,982
Other debt	179	238

	18,092	20,221
Other liabilities
Derivatives (incl. exchange rate adjustments)	1,343	1,018
Other liabilities	9	7

	1,352	1,025

Accrued interest and fees payable	273	302

Total liabilities	20,948	22,824

Equity	2,364	2,151

Total liabilities and equity	23,312	24,975

The average statement of financial position is calculated on a monthly basis.

(22) RELATED PARTY DISCLOSURES

The Bank provides services to and enters into transactions with the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO), which have for the most part the same owners as NIB. The following table shows the outstanding balance of amounts owed to NDF and NEFCO and the interest paid during the year. The interest paid to these institutions is at normal commercial rates.

(Amounts in EUR 1,000)	Interest from related parties	Interest to related parties	Amounts owed by related parties as of 31 Dec	Amounts owed to related parties as of 31 Dec
2011	—	1,754	92	258,990
2010	—	1,442	65	194,517

Rental income (NDF, NEFCO) (Amounts in EUR 1,000)			NDF	NEFCO
2011			116	197
2010			114	184

(23) CASH FLOW STATEMENT

Specification of the change in net liquidity on 31 December:

(Amounts in EUR 1,000)	2011	2010
Cash and balances with banks ¹	113,246	14,400
Short-term placements with credit institutions	2,301,708	2,711,170

Cash and cash equivalents	2,414,954	2,725,570

Short-term amounts owed to credit institutions ²	–1,495,517	–1,131,200

Net liquidity	919,437	1,594,370

Change in net liquidity	–674,934	1,072,929

¹	Including an initial margin requirement of EUR 1,456 (2,660) thousand for futures on 31 December.

²	Of which cash received as collateral EUR 1,223,006 (912,615).

(24) EXCHANGE RATES

	EUR rate on 30 Dec 2011	EUR rate on 31 Dec 2010
DKK Danish Krone	7.4342	7.4535
EEK Estonian Kroon	15.6466	15.6466
ISK Icelandic Króna	158.65¹	153.1¹
LVL Latvian Lats	0.6995	0.7094
NOK Norwegian Krone	7.754	7.8
SEK Swedish Krona	8.912	8.9655
ARS Argentine Peso	5.56958²	5.28036²
AUD Australian Dollar	1.2723	1.3136
CAD Canadian Dollar	1.3215	1.3322
CHF Swiss Franc	1.2156	1.2504
CZK Czech Koruna	25.787	25.061
GBP Pound Sterling	0.8353	0.86075
HKD Hong Kong Dollar	10.051	10.3856
JPY Japanese Yen	100.20	108.65
MXN Mexican Peso	18.0512	16.5475
NZD New Zealand Dollar	1.6737	1.72
PLN Polish Zloty	4.458	3.975
RUB Russian Rouble	41.765	40.82
SDR Special Drawing Right	0.84279³	0.86232³
SGD Singapore Dollar	1.6819	1.7136
TRY New Turkish Lira	2.4432	2.0694
TWD New Taiwan Dollar	39.2092²	38.72²
USD United States Dollar	1.2939	1.3362
ZAR South African Rand	10.483	8.8625

¹	Reuters closing.

²	The exchange rate is calculated using the year-end market rate for USD/relevant currency, which then provides the EUR/relevant currency rate.

³	IMF’s closing per 30 December.

(25) POST-BALANCE SHEET EVENTS

There have been no material post-balance sheet events that would require disclosure or adjustment to these financial statements. On 1 March 2012, the Board of Directors reviewed and signed the financial statements.These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors to be held on 26 March 2012.

Auditors’ reports

INDEPENDENT AUDITORS’ REPORT TO THE CONTROL COMMITTEE OF THE NORDIC INVESTMENT BANK

Independent auditors’ report on the financial statements

In our capacity as auditors appointed by the Control Committee of the Nordic Investment Bank we have audited the accompanying financial statements of the Bank, which comprise the statement of financial position as at 31 December 2011, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes.

The Board of Directors’ and the President’s responsibility for the financial statements

The Board of Directors and the President are responsible for the preparation of the financial statements that give a true and fair view in accordance with International Financial Reporting Standards, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements give a true and fair view of the financial position of the Nordic Investment Bank as of 31 December 2011, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Report on the other requirements

In accordance with the Terms of Engagement our audit also included a review of whether the Board of Directors’ and the President’s administration have complied with the Statutes of the Bank. It is our opinion that the administration of the Board of Directors and the President complied with the Statutes of the Bank.

Helsinki, 2 March 2012

Sixten Nyman	Per Gunslev

Authorised Public Accountant	State Authorised Public Accountant

KPMG Oy Ab	KPMG, Statsautoriseret Revisionspartnerselskab

Mannerheimintie 20 B	Osvald Helmuths Vej 4

00100 Helsinki	2000 Frederiksberg

Finland	Denmark

STATEMENT BY THE CONTROL COMMITTEE OF THE NORDIC INVESTMENT BANK ON THE AUDIT OF THE ADMINISTRATION AND ACCOUNTS OF THE BANK

To the Board of Governors of the Nordic Investment Bank

In accordance with section 17 of the Statutes of the Nordic Investment Bank, we have been appointed to ensure that the operations of the Bank are conducted in accordance with its Statutes and to bear responsibility for the audit of the Bank and annually deliver an auditors’ report to the Board of Governors. Having completed our assignment for the year 2011, we hereby submit the following report.

The Control Committee met during the fiscal year as well as after the Bank’s Financial Statements had been prepared, and the Committee performed the control and examination measures considered necessary. The Annual Report of the Bank was examined at a meeting in Helsinki on 2 March 2012. In carrying out its tasks, the Control Committee received such information and carried out such examination measures as it deemed necessary to assess the Bank’s position in regard to its risks. We have also received the Independent Auditors’ Report, submitted on 2 March 2012 by the authorized public accountants appointed by the Control Committee.

Following the audit, carried out by the independent auditors, we consider that:

•	The Bank’s operations during the financial year have been conducted in accordance with the Statutes; and that

•

The Financial Statements give a true and fair view of the financial position of the Bank as at 31 December 2011 and of its results and financing in 2011. The Statement of Comprehensive Income shows a profit of EUR 194,036,624.80 for the financial period.

We recommend to the Board of Governors that:

•	The allocation of the Bank’s profit for the financial period, as proposed by the Board of Directors, be approved;

•	The Statement of Comprehensive Income and the Statement of Financial Position be adopted; and

•	The Board of Directors and the President be discharged from liability for the administration of the Bank’s operations during the accounting period examined by us.

Helsinki, 2 March 2012

Toomas Vapper

Arne Skauge

Per Bisgaard

Taavi Rõivas

Tuula Peltonen

Ragnheiður Ríkharðsdóttir

Viesturs Silenieks

Alina Brazdiliene

Hans Frode Kielland Asmyhr

Johan Linander